UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☐    Soliciting Material under § 240.14a-12

Model N, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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January 6, 2023

Dear Fellow Stockholders:
As our 2023 Annual Meeting approaches, it is my privilege as the non-executive Chair of the Board of Directors to reflect on the past year and share some highlights directly with you. As a Board, we worked to provide independent oversight of Model N’s management team, and engaged in continuous dialogue concerning corporate strategy, business objectives and corporate sustainability.
Business Highlights, Board Oversight and Diversity
Over the course of the past year, our management team remained steadfast in its focus on Model N’s operating performance, successfully accelerating our transition from an on-premise to a SaaS business model. In fiscal year 2022, Model N’s SaaS revenue growth increased 23% compared to the previous fiscal year, SaaS growth retention rates have trended at or above 90%, and our SaaS net dollar retention rate reached an all-time high of 129%. By the end of fiscal year 2022, we had transitioned approximately 70% of our on-premise customers to the cloud and expect to transition substantially all of our customers to the cloud in the next 12 to 18 months.
The Board remains committed to its role as your fiduciaries, and we believe that includes ensuring a Board comprised of Directors with diverse skills and backgrounds best suited for effective oversight of Model N’s evolving business and strategies. Our Directors have experience serving as executive, marketing, product development and cybersecurity leaders at technology and healthcare companies to oversee management’s continued expansion of Model N’s customer base and successful SaaS transitions. I am proud of the level of diversity we have achieved as a Board—three of our directors are women and three are racially or ethnically diverse, both representing 33% of our Board.
Shareholder Engagement and Corporate Sustainability
The Board places a high priority on listening and responding to shareholder feedback. One area of particular focus for our Board has been the consideration of the valuable stockholder feedback related to environmental, social and governance (“ESG”) matters, discussions in which I personally participated. By continuing to incorporate shareholder feedback into our ESG materiality assessment process, Model N published its second ESG Report under the direction of the Board, which describes how Model N manages ESG factors that are material to our business. Our ESG report is a small step in this important journey towards continued disclosure of our ESG practices. We continue to align our focus on corporate social responsibility with certain United Nations Sustainable Development Goals to demonstrate our contributions to finding solutions to local and global ESG challenges. A summary of Model N’s ESG approach is described in the Sustainability and Corporate Responsibility section of this proxy statement.
During the past year, the expansion of our diversity, equity, inclusion and belonging (“DEIB”) efforts was one of our key ESG priorities. We established a Global Diversity Council, launched four Employee Resource Groups, developed a strategic DEIB roadmap and committed to targeted workforce diversity goals. In the spirit of transparency and accountability toward reaching our five-year diversity goals, Model N is committed to sharing our U.S. workforce demographics as reported in the annual EEO-1 report we submit to the U.S. Equal Employment Opportunity Commission. In addition to our ESG reports, we have made our EEO-1 report available under the “ESG” section of our website (https://investor.modeln.com/governance/ESG). It includes an outline of our strategic roadmap toward greater diversity, equity, inclusion, and belonging at Model N, our five-year diversity goals, and other ways we use data to inform future and existing approaches in support of creating an inclusive work environment for all.
We believe our actions in 2022 demonstrate our steadfast commitment to both business and ESG excellence, as well as responsiveness to our shareholders. As Chairman of the Board, I am proud to work closely with my fellow independent directors and Model N’s management team to ensure that Model N is a well-governed company focused on creating value for all our stakeholders. We pledge to continue to work hard for you to ensure the sustainability and success of Model N’s long-term strategies. Thank you for your continued support.

Best regards,
Baljit Dail
Non-Executive Chair of the Board

MODEL N, INC.
777 MARINERS ISLAND BOULEVARD, SUITE 300
SAN MATEO, CALIFORNIA 94404
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 11:30 a.m. Pacific Time on Thursday, February 16, 2023
TO THE HOLDERS OF COMMON STOCK OF MODEL N, INC.:
The Annual Meeting of Stockholders of Model N, Inc., a Delaware corporation (“Model N”), will be held on Thursday, February 16, 2023 at 11:30 a.m. Pacific Time via live webcast at https://web.lumiagm.com/291527551 (password: Modn2023) for the following purposes:
1.    To elect three Class I directors to serve until the 2026 Annual Meeting of Stockholders and until their successors are elected and qualified, subject to earlier resignation or removal;
2.    To approve the amendment and restatement of the 2021 Equity Incentive Plan;
3.     To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2023;
4.    To hold a non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement; and
5.    To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors of Model N has fixed the close of business on December 21, 2022 as the record date for the meeting. Only stockholders of record of our common stock at the close of business on December 21, 2022 are entitled to notice of and to vote at the meeting. The live webcast gives our shareholders the same rights and access as if the meeting were held in person, including the ability to vote and ask questions electronically during the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available upon request by any stockholder for any purpose relating to the meeting. Stockholders can request the list of stockholders through our investor relations website at https://investor.modeln.com/resources/information-request-form. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.
A Notice Regarding the Internet Availability of Proxy Materials (“Notice”) is being mailed to stockholders of record as of the record date beginning on or about January 6, 2023. The Notice contains instructions on how to access our proxy statement for our 2023 Annual Meeting of Stockholders and our Annual Report on Form 10-K for our fiscal year ended September 30, 2022 (together, the proxy materials). The Notice also provides instructions on how to vote online and how to receive an email or paper copy of proxy materials. The proxy materials can be accessed directly at the following Internet address:
http://investor.modeln.com/annual-meeting/Index?KeyGenPage=1073749823.
If you have any questions regarding this information or the proxy materials, please visit our website at www.modeln.com or contact our investor relations department at (650) 610-4998.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Model N and look forward to receiving your proxy.

By order of the Board of Directors,
Jason Blessing
Chief Executive Officer
San Mateo, California
January 6, 2023

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements. All statements contained in this proxy statement other than statements of historical fact, including statements regarding our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “continue,” “anticipate,” “intend,” “expect,” “seek”, and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended September 30, 2022. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this proxy statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. We are under no duty to update any of these forward-looking statements after the date of this proxy statement.
As used in this proxy statement, the terms “Model N,” “we,” “us,” and “our” mean Model N, Inc. and its subsidiaries unless the context indicates otherwise.

MODEL N, INC.
777 Mariners Island Boulevard, Suite 300
San Mateo, California 94404

PROXY STATEMENT
FOR 2023 ANNUAL MEETING OF STOCKHOLDERS
to be held on Thursday, February 16, 2023 at 11:30 a.m. PT

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our Board of Directors (the “Board” or “Board of Directors”) for use at the annual meeting of stockholders (the “Annual Meeting”) to be held at 11:30 a.m. PT on Thursday, February 16, 2023, and any postponements or adjournments thereof. The Annual Meeting will be held via live webcast at https://web.lumiagm.com/291527551 (password: Modn2023). Beginning on or about January 6, 2023, we mailed to our stockholders a Notice Regarding the Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy materials.
QUESTIONS AND ANSWERS
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.
What matters am I voting on?
You will be voting on:
•the election of three Class I directors to hold office until the 2026 Annual Meeting of Stockholders and until their successors are elected and qualified, subject to earlier resignation or removal;
•a proposal to amend and restate our 2021 Equity Incentive Plan;
•a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2023;
•a proposal to hold a non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement; and
•any other business that may properly come before the meeting.
How does the Board of Directors recommend I vote on these proposals?
The Board of Directors recommends a vote:
•FOR the re-election of Tim Adams, Manisha Shetty Gulati and Scott Reese, our nominees for Class I directors;
•FOR the amendment and restatement of our 2021 Equity Incentive Plan;
•FOR the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2023; and
•FOR the non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement.
Who is entitled to vote?
Holders of our common stock as of the close of business on December 21, 2022, the record date, may vote at the Annual Meeting. As of the record date, we had 37,734,691 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each holder of common stock of Model N will be entitled to one vote for each share of common stock held as of the close of business on the record date. We do not have cumulative voting rights for the election of directors.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since beneficial owners are not stockholders of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.
How do I vote?
There are four ways for stockholders of record to vote:
•by Internet at http://www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on February 15, 2023 (have your Notice or proxy card in hand when you visit the website);
We encourage you to vote this way as it is the most cost-effective method.
•by toll-free telephone at 800-776-9437 (or 718-921-8500 for international callers) until 11:59 p.m. Eastern Time on February 15, 2023 (have your Notice or proxy card in hand when you call);
•by completing and mailing your proxy card so that it is received prior to the Annual Meeting; or
•by voting online at the Annual Meeting (have your Notice or proxy card in hand).
Street name holders may submit their voting instructions by internet or telephone using the information provided by their respective brokers or nominees and may complete and mail voting instruction forms to their respective brokers or nominees. However, street name holders may not vote by written ballot at the Annual Meeting unless they obtain a legal proxy from their respective brokers or nominees.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•entering a new vote by Internet or by telephone (until 11:59 p.m. Eastern Time on February 15, 2023);
•returning a later-dated proxy card so that it is received prior to the Annual Meeting;
•notifying the Corporate Secretary of Model N, in writing, at the address listed on the front page; or
•completing a ballot online at the Annual Meeting (have your Notice or proxy card in hand).
Street name holders may change their voting instructions by submitting new instructions by internet or by telephone or returning a later-dated voting instruction form to their respective brokers or nominees. In addition, street name holders who obtain a legal proxy from their respective brokers or nominees may change their votes by completing a ballot online at the Annual Meeting.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board of Directors. The persons named in the proxy card have been designated as proxies by our Board of Directors. When proxy votes are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares at the adjourned meeting date as well, unless you have properly revoked your proxy instructions, as described above.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware state law. The presence, in person or by proxy, of a majority of the voting power of the shares of stock entitled to vote at the meeting will constitute a quorum at the meeting.
What is the effect of withheld votes, broker non-votes and abstentions?
A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (stockholder withholding) with respect to a particular matter. In addition, a broker may not be permitted to vote on shares held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock (broker non-vote). The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-votes will count for purposes of determining the presence of a quorum, but are not treated as votes cast for or against a matter and, therefore, will have no effect on the election of directors, the amendment and restatement of the 2021 Equity Incentive Plan, the ratification of the appointment of PricewaterhouseCoopers LLP, or the non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement. Abstentions are voted neither “for” nor “against” a matter, and, therefore, will have no effect on these proposals, but are counted in the determination of a quorum.
How many votes are needed for approval of each matter?
•Proposal No. 1: The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor.
•Proposal No. 2: The amendment and restatement of the 2021 Equity Incentive Plan must receive the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter.
•Proposal No. 3: The ratification of the appointment of PricewaterhouseCoopers LLP must receive the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter.
•Proposal No. 4: The non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement must receive the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter.
How are proxies solicited for the Annual Meeting?
The Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by Model N. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole routine matter—the proposal to ratify the appointment of PricewaterhouseCoopers LLP. Your broker will not have discretion to vote on the election of directors or the non-binding advisory vote on the compensation of our named executive officers, which are “non-routine” matters, absent direction from you.
Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our Annual Report on Form 10-K, primarily via the Internet. Beginning on or about January 6, 2023, we mailed to our stockholders a “Notice Regarding the Internet Availability of Proxy Materials” that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the Internet, how to vote at the meeting and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.
What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the requirements for delivering Notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment. If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent. You may revoke your consent at any time by contacting the Corporate Secretary of Model N, in writing, at the address listed on the front page, or by telephone at (650) 610-4800.

Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Model N or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.
Where can I find Model N’s Corporate Governance Guidelines and other governance documents?
Model N has adopted Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines, as well as copies of the Code of Business Conduct for Directors, Code of Business Conduct for Employees, Audit Committee Charter, Compensation Committee Charter and Nominating and Corporate Governance Committee Charter, can be accessed through the Investor Relations section of our website, under Company—Investor Relations—Governance, or by clicking on the following link:
https://investor.modeln.com/governance/governance-documents/.
Why is the Company holding a virtual Annual Meeting?
When we distributed our Notice of the Annual Meeting, the world was still grappling with the widespread impact of the COVID‑19, influenza and respiratory syncytial virus pandemics. In light of the risks of an in‑person meeting along with uncertainty around potential mandated restrictions that could impact an in‑person meeting, we came to the carefully considered decision to hold the Annual Meeting virtually via live webcast. Most importantly, we felt that a virtual meeting was the best option to protect the health and well-being of our shareholders, employees, directors and communities.
While we will miss the opportunity to engage with our shareholders in person, we have arranged to hold the Annual Meeting via live webcast. The live webcast gives our shareholders the same rights and access as if the meeting were held in person, including the ability to vote and ask questions electronically during the meeting. We look forward to gathering with our shareholders again in person when it is prudent and safe to do so.
In order to attend the Annual Meeting, please visit https://web.lumiagm.com/291527551 (password: Modn2023) on February 16, 2023. Once you have joined the live webcast, you may vote or ask a question, as you could during an in-person meeting, using the features available to you electronically. More details and technical assistance regarding the webcast can be found at https://go.lumiglobal.com/faq.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors may establish the authorized number of directors from time to time by resolution. Our Board of Directors currently consists of nine members. Our certificate of incorporation and bylaws provide for a classified Board of Directors consisting of three classes of directors, with directors serving staggered three-year terms.
Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. The class of each director is set forth in the table below.
The directors who are serving for terms that end following the meeting, and their ages, positions and length of board service as of December 21, 2022, are provided in the table below. Additional biographical descriptions of each nominee and director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of our nominees and directors that led to the conclusion that each person should serve as a member of our Board of Directors.

Nominees	Class	Age	Position	Year Elected Director	Current Term Expires	Expiration of Term For Which Nominated
Tim Adams	I	63	Director	2016	2023	2026
Manisha Shetty Gulati	I	44	Director	2020	2023	2026
Scott Reese	I	50	Director	2019	2023	2026
Continuing Directors
Baljit Dail	II	55	Director	2017	2024	—
Melissa Fisher	II	50	Director	2016	2024	—
Alan Henricks	II	72	Director	2015	2024	—
Jason Blessing	III	51	Chief Executive Officer and Director	2018	2025	—
Kim DeCarlis	III	56	Director	2020	2025	—
Dave Yarnold	III	62	Director	2018	2025	—
Nominees for Director
Tim Adams has served as a member of our Board of Directors since December 2016. Since January 2022, Mr. Adams has served as the Chief Financial Officer of Rapid7, Inc., a cybersecurity technology company. From April 2020 to December 2021, Mr. Adams served as the Chief Financial Officer of BitSight, a cybersecurity ratings company. From January 2017 to March 2020, Mr. Adams served as Chief Financial Officer of ObsEva SA, a biopharmaceutical company. From June 2014 to September 2016, Mr. Adams served as Executive Vice President, Chief Financial Officer and Treasurer of Demandware, Inc., a provider of cloud-based e-commerce solutions and services. Mr. Adams served as Senior Vice President and Chief Financial Officer of athenahealth, Inc., a provider of cloud-based services for electronic health records, practice management, and care coordination, from January 2010 to June 2014. Previously, Mr. Adams served as Chief Investment Officer of Constitution Medical Investors, Inc., a private investment firm focused on health-care-sector-related acquisitions and investments, as well as Senior Vice President of Corporate Strategy for Keystone Dental, Inc., a provider of dental health products and solutions. Earlier in his career, Mr. Adams was Chief Financial Officer at a number of other publicly traded companies. Mr. Adams began his career in public accounting at PricewaterhouseCoopers LLP, formerly Price Waterhouse, and is a Certified Public Accountant. Mr. Adams served as a member of the board of directors of ABILITY Network, a private healthcare technology company, from November 2014 to March 2018. Mr. Adams served as a member of the Board of Directors of Prevail Therapeutics, a gene therapy company from May 2019 to January 2021. In November 2021, Mr. Adams was appointed to the Board of Directors of Intelycare, a private healthcare workforce management company. Mr. Adams obtained a B.S. from Murray State University and an MBA from Boston University. Our Board of Directors determined that Mr. Adams should serve as a director based on his significant experience working with technology companies and his significant financial experience.
Manisha Shetty Gulati has served as a member of our Board of Directors since December 2020. Since November 2021, Ms. Gulati has served as Chief Growth Officer of Commure, Inc., a healthcare software company. From April 2019 to November 2021, Ms. Gulati served as Chief Operating Officer of Clarify Health Solutions, a provider of advanced healthcare analytics and care optimization. From September 2006 to March 2019, Ms. Gulati served as Partner at McKinsey and Company's London and San Francisco offices working in healthcare across the health systems and medical products/life sciences practices. Before that, Ms. Gulati worked in New Delhi as the program coordinator for the American India Foundation, where she identified and funded innovative development projects in healthcare, education and microfinance. Ms. Gulati has also worked as a consultant for the United Nations

Development Programme in Ethiopia and in the health portfolio of Acumen, a non-profit venture fund that supports entrepreneurs with products for low-income people in Asia and Africa. Ms. Gulati is the Vice Chair of the Board of ReSurge International, a global nonprofit that provides access to life-changing reconstructive surgical care to patients with the greatest need in lower-income countries. Ms. Gulati received a Master of Business Administration from Harvard Business School, a Master of Public Administration from the Harvard Kennedy School, and a Bachelor of Arts in Government from Harvard College. Our Board of Directors determined that Ms. Gulati should serve as a director based on her significant experience working in healthcare and healthcare solutions.
Scott Reese has served as a member of our board of directors since May 2019. Since February 2022, Mr. Reese has served as President and Chief Executive Officer of GE Digital. From March 2003 to January 2022, Mr. Reese served in a variety of senior and executive roles at Autodesk where his last role was Executive Vice President of Product Development and Manufacturing. From November 1999 to March 2003, Mr. Reese served as Vice President of Operations at VIA Development Corporation. In addition to his work at Autodesk, Mr. Reese serves on the board of The National Action Council for Minorities in Engineering, Inc. (NACME). NACME’s goal is to increase representation and opportunities for those who are underrepresented in the engineering workforce. Mr. Reese holds an MBA and Bachelor of Science in Computer Information Systems from Indiana Wesleyan University. Our Board of Directors determined that Mr. Reese should serve as a director based on his significant experience building and developing products.
Continuing Directors
Jason Blessing has served as our Chief Executive Officer and a member of our Board of Directors since May 2018. Prior to joining Model N, Mr. Blessing served as Chief Executive Officer of Plex Systems, an industry-leading ERP and manufacturing automation solution provider, from January 2013 to December 2017. Prior to Plex, Mr. Blessing held a number of executive positions at Taleo, an HR cloud company, as well as several executive positions at PeopleSoft after starting his career with PricewaterhouseCoopers LLP’s management consulting practice. Mr. Blessing holds a Bachelor of Arts from the University of Michigan and currently sits on the School of Information’s Advisory Board. Our Board of Directors determined that Mr. Blessing should serve as a director based on his position as Chief Executive Officer of our Company and his understanding of the software industry.
Baljit Dail has served as a member of our Board of Directors since May 2017. In April 2019, Mr. Dail joined IRI Worldwide as President of IRI Global and is currently President of Strategic Initiatives. Prior to joining IRI, Mr. Dail served as a senior adviser at New Mountain Capital. From May 2013 to January 2017, Mr. Dail served as the Chairman of JDA Software where he was also Chief Executive Officer from April 2014 to January 2017. From January 2009 to December 2020, Mr. Dail served as an independent director at the Midcontinent Independent System Operator. From March 2018 to April 2019, Mr. Dail served on the boards of Sparta Systems and One Digital. In addition, from August 2018 to April 2019 Mr. Dail served on the Beeline board of directors. From April 2012 to December 2014, Mr. Dail served as a managing director of New Mountain Capital. From April 2012 to December 2014, Mr. Dail served as a member of the board of directors and chair of the compensation committee of Western Dental. From May 2012 to April 2014, Mr. Dail served as a member of the board of directors at AmWINS Group. From November 2005 to March 2012, Mr. Dail served in several leadership roles at Aon Consulting, including Chief Executive Officer of Aon Consulting and Aon Hewitt, Chief Information Officer of Aon Corporation and Chief Operating Officer of Aon Benfield. Mr. Dail holds a B.Sc. in Computer Science from the University of Warwick in England. Our Board of Directors determined that Mr. Dail should serve as a director based on his extensive experience as a chief executive officer and his understanding of the software industry.
Kim DeCarlis has served as a member of our board of directors since January 2020. From April 2019 to September 2022, Ms. DeCarlis served as Chief Marketing Officer of PerimeterX, a leading provider of application security solutions that keep digital businesses safe. From April 2017 to September 2018, Ms. DeCarlis served as Chief Marketing Officer at Gigamon, an industry leader in traffic visibility solutions. From October 2014 to November 2016, Ms. DeCarlis served as Chief Marketing Officer at Imperva, a provider of data and application security solutions. Before that, Ms. DeCarlis led the worldwide marketing organization at BMC, served as the VP of corporate marketing at Citrix, and was SVP of product marketing at Information Resources, Inc., a provider of big data solutions to the CPG and retail industries. Ms. DeCarlis is a frequent speaker at industry events on cyber security, B2B marketing and C-level engagement. Ms. DeCarlis is a graduate of Stanford University with a Bachelor’s degree in industrial engineering. Our Board of Directors determined that Ms. DeCarlis should serve as a director based on her significant experience working with SaaS companies and her significant marketing experience.
Melissa Fisher has served as a member of our Board of Directors since August 2016 and previously served on the board of directors for Image Sensing Systems, Inc., as chair of the audit committee, as well as Digital Generation, Inc. Since June 2020, Ms. Fisher has served as Chief Financial Officer at Outreach, the leading sales execution platform helping revenue organizations create and close more pipeline. From April 2016 to May 2020, Ms. Fisher served as Chief Financial Officer at Qualys, Inc., a provider of cloud-based security and compliance solutions. Ms. Fisher also spent 15 years as an investment banker advising companies in the technology sector. Ms. Fisher holds an MBA from Harvard Business School and A.B. degree in government from Harvard University. Our Board of Directors determined that Ms. Fisher should serve as a director based on her significant experience working with software companies, her significant financial experience and her extensive experience serving as a Board member of publicly traded companies.

Alan Henricks has served as a member of our Board of Directors since May 2015. Since May 2009, Mr. Henricks has been a board member, advisor and consultant to a variety of technology companies. Since May 2021, Mr. Henricks has served as the Chief Financial Officer of Waverley Capital Acquisition Corp. 1, a blank check company. From 2009 to 2019, Mr. Henricks consulted as Chief Financial Officer for several private companies including Ring, Inc., Tile Inc., Livescribe Inc., and Santur Corporation. Prior to May 2009, Mr. Henricks served as Chief Financial Officer of several private and public companies including Pure Digital Technologies, Inc., Traiana Inc., Informix Software, Inc., Documentum, Inc., Borland International, Inc., Cornish & Carey and Maxim Integrated Products, Inc. Since August 2021, Mr. Henricks has served as a board member, audit committee chairman and lead independent director of ChowNow, Inc. Since June 2022, Mr. Henricks has served as a board member and audit committee chairman of Open Space Labs, Inc. From May 2012 to May 2021, Mr. Henricks served as a board member and audit committee chairman of Roku, Inc. From March 2014 to May 2020, Mr. Henricks served as a board member and audit committee chairman of A10 Networks, Inc. Mr. Henricks holds a B.S. degree in Engineering from the Massachusetts Institute of Technology and an MBA from Stanford University. Our Board of Directors determined that Mr. Henricks should serve as a director based on his extensive experience serving as a chief financial officer of both public and private companies.
Dave Yarnold has served as a member of our board of directors since December 11, 2018. Since January 2018, Mr. Yarnold has been a board member and advisor to a variety of technology companies. From April 2009 to January 2018, Mr. Yarnold served as Chief Executive Officer of ServiceMax. Prior to April 2009, Mr. Yarnold served as Vice President of several private and public companies including SuccessFactors, Extensity, Inc., Clarify, Inc. (acquired by Nortel), Platinum Software Corporation, and Oracle. Mr. Yarnold holds a Bachelor of Science degree in Accounting from San Francisco State University. Our Board of Directors determined that Mr. Yarnold should serve as a director based on his extensive experience as a serial entrepreneur in the enterprise software industry.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE
MODEL N, INC. 2021 EQUITY INCENTIVE PLAN
Summary of the Proposal
We are asking our stockholders to approve the amendment and restatement of the Model N, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) to (1) increase the authorized number of shares of our common stock reserved for issuance under the 2021 Plan by an additional 3,500,000 shares, (2) prohibit dividends on unvested shares, and (3) prohibit liberal share recycling of appreciation awards.
Our 2021 Plan was initially adopted by our Board of Directors on December 23, 2020 and subsequently approved by our stockholders on February 19, 2021.
Our Board of Directors has determined that it is in the best interests of Model N and its stockholders to amend and restate our 2021 Plan to (1) provide for an increase in the number of shares of our common stock reserved for issuance under the 2021 Plan by an additional 3,500,000, (2) prohibit dividends on unvested shares, and (3) prohibit liberal share recycling of appreciation awards.
Reasons for the Amendment and Restatement of the 2021 Plan
Share Reserve Increase
As of December 21, 2022, a total of 445,667 shares of our common stock remained available for future grants under the 2021 Plan. After carefully forecasting our equity needs, we believe that our current share reserve does not provide us with enough flexibility to appropriately meet our anticipated needs in future years. The proposed addition of 3,500,000 shares would increase the total number of shares of common stock available for new awards under the Amended and Restated 2021 Plan to approximately 3,945,667 shares (plus any shares returned to the share reserve due to forfeited or canceled awards, etc.).
Our forecasting projects that our current share reserve will be needed for equity grants to current employees and other eligible service providers during the remainder of our fiscal year 2023 as well as our fiscal year 2024 refresh, which we anticipate will be finalized in November 2023. In addition, we anticipate continued headcount growth during calendar year 2023. To attract these new employees, it will be necessary to grant them equity awards.
Our headquarters is based in the San Francisco Bay Area and competition to hire and retain highly-skilled employees in our industry, particularly in this area, is intense. We believe that our future success and our ability to remain competitive are dependent on our continuing efforts to attract, retain and motivate highly qualified personnel, which is why our equity-based compensation programs have always been a cornerstone of our method for attracting and retaining top caliber employees.
If Proposal No. 2 is not approved by our stockholders, we may not have enough shares reserved to grant the equity awards we think are needed to attract, retain and motivate highly qualified personnel and our ability to compete in our industry would be seriously and negatively impacted, which could affect our long-term success.
Without stock options, restricted stock units or other forms of equity incentives, we would lose a key compensation tool and be forced to consider cash replacement alternatives to provide a market-competitive total compensation package necessary to attract, retain and motivate the talents critical to our future successes. These cash replacement alternatives could, among other things, reduce the cash available for investment in growth and development and cause a loss of motivation by employees to achieve superior performance over a longer period of time. Equity-based awards also directly align a portion of the compensation of our employees with the economic interests of our stockholders.
When our stockholders approved our 2021 Plan, our Compensation Committee indicated that it expected the total available shares for issuance under the 2021 Plan, including shares reserved but not issued under our 2013 Equity Incentive Plan (the “Prior Plan”), to be sufficient to cover our projected equity awards until the 2024 annual meeting of stockholders, subject to changes in circumstances including change in business conditions, our compensation programs, or our strategy. This projection and expectations have been impacted by contributing factors such as share price volatility, hiring activity, cancellations, and the level of attainment of performance share targets which impacted our request for additional shares one year earlier than anticipated in 2021 when the 2021 Plan was adopted.
Our named executive officers and directors have an interest in this proposal by virtue of their being eligible to receive equity awards under the 2021 Plan. However, none of these persons has been granted an award that is contingent on the amendment and restatement of our 2021 Plan. See “Awards to Officers and Directors” below for more information
In evaluating the number of additional shares proposed to be reserved for issuance under our 2021 Plan, our Board of Directors considered a number of factors, including the costs of the share increase request as well as an analysis of certain burn rate, dilution and overhang metrics as summarized below:

Potential Dilution. We are committed to effectively managing our employee equity compensation programs in light of potential stockholder dilution. For this reason, in administering our equity compensation program, we consider both our “burn rate” and our “overhang” in evaluating the impact of the 2021 Plan on our stockholders. We define “burn rate” as the number of equity awards granted during the year, divided by the number of shares of common stock outstanding. The burn rate measures the potential dilutive effect of our equity grants. We define “total overhang” as the stock options outstanding but not exercised and outstanding full value awards (which include restricted stock units and similar awards), plus equity awards available to be granted (the “available equity award shares”), divided by the total shares of common stock outstanding. The overhang measures the potential dilutive effect of outstanding equity awards plus shares available for grant under our equity compensation plans. The burn rate and overhang figures included below are based on equity awards granted and available for grant under our Prior Plan for fiscal year 2020 and 2021 and under our 2021 Plan for fiscal year 2022, and exclude potential dilution resulting from shares issued pursuant to our 2013 Employee Stock Purchase Plan. As of December 21, 2022, there were 37,734,691 total shares of our common stock outstanding and 445,667 shares available for grant under all equity incentive plans. The closing market price of our common stock on December 21, 2022 was $40.54.
We endeavor to ensure that our burn rate and overhang approximate the average rates of our peer group, and that they are within the limits recommended by certain independent stockholder advisory groups.
During fiscal year 2022 we granted an aggregate of 1,698,689 shares issuable upon vesting of outstanding restricted stock units (“RSUs”) and performance shares at target. We did not grant any stock options in fiscal year 2022. We calculate a burn rate (without excluding forfeited or canceled awards and including performance shares at target) of 4.6% for fiscal year 2022, which is aligned with the 60th percentile when compared to our peer group burn rate during the most recently disclosed fiscal year, typically covering 2021 equity usage. On a 3-year average basis, our burn rate of 3.9% is aligned with the 25th percentile of our peer group.
When calculated using the ISS value-adjusted gross burn rate methodology, including RSUs granted and earned performance-based RSUs, our 3.64% three-year average gross burn rate is less than the Institutional Shareholder Services benchmark of 5.27% for Russell 3000 Software and Services industry companies.

Fiscal Year	Granted appreciation awards (options and stock appreciation rights)	Granted total full value awards (stock units)	Granted time-based stock units	Granted performance-based stock units	Earned performance-based restricted stock
2020	0	1,207,649	1,049,618	158,031	43,950
2021	0	1,123,787	964,182	159,605	254,170
2022	0	1,698,689	1,521,225	177,464	43,950
As of December 21, 2022, our total overhang of approximately 9% is positioned below the 25th percentile when compared to our peer group. Please see the chart included below for a breakdown of the outstanding equity awards, and the number of shares remaining for grant, as of December 21, 2022.

As of date	Outstanding appreciation awards (options and stock appreciation rights) under all plans	Weighted- average exercise price	Weighted-average remaining term	Full value awards outstanding under all equity incentive plans (1)	Number of shares available for grant under all equity incentive plans
12/21/2022	2,000	$13.50	0.19	2,867,496	445,667
___________________________
(1)    This amount includes outstanding unvested performance share awards assuming target achievement under such awards. Assuming maximum performance under such performance share awards, this amount would be 3,409,113 shares.

Accordingly, the Board believes that the request to increase the share reserve by 3,500,000 shares under the 2021 Plan is reasonable and prudent. This number of shares should allow us to continue our current granting practices in the future and to be able to respond to growth, market competition and potential stock price fluctuations.
Expected Utilization. As of December 21, 2022, 445,667 shares of our common stock remained available for future grant of awards under the 2021 Plan. We believe, and the Compensation Committee considered, that the increase of this share reserve under the 2021 Plan to 3,945,667 shares of our common stock will allow us to make equity awards for expected new hires, focal awards, any special retention needs and non-employee director grants. The Compensation Committee expects that the total available shares for issuance under the 2021 Plan (including the increase of shares reserved for which we seek stockholders’ approval) should be sufficient to cover our projected equity awards for approximately 2 years. However, stock price volatility or changes in our business conditions, compensation programs or strategy could alter this projection and expectations.
Prohibition on Dividends on Unvested Shares
Under our amended and restated 2021 Plan, holders of unvested shares would have no right to receive any dividends unless and until such unvested shares become vested Shares.
Prohibition on Liberal Share Recycling of Appreciation Awards
Under our amended and restated 2021 Plan, shares tendered or held back upon exercise of an option or settlement of an Award to cover the exercise price or tax withholding shall not be available for future issuance under the 2021 Plan. In addition, upon exercise of stock appreciation rights (“SARs”), the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the Plan. Also, shares purchased in the open market using proceeds received upon the exercise of an option shall not be available for future issuance under the 2021 Plan.
Summary of the 2021 Equity Incentive Plan
The following is a summary of the principal features of the 2021 Plan as would be amended and restated by this proposal. This summary, however, does not purport to be a complete description of all of the provisions of the 2021 Plan. It is qualified in its entirety by reference to the full text of the Amended and Restated 2021 Plan, a copy of which is attached hereto as Appendix A.
Background
The 2021 Plan became effective on February 19, 2021, the date it was approved by our stockholders (the “Effective Date”), and will terminate 10 years after the Effective Date. The 2021 Plan provides for the grant of incentive stock options (“ISOs”) intended to qualify for favorable tax treatment under Section 422 of the U.S. Internal Revenue Code (the “Code”) for their recipients, non-statutory stock options (“NSOs”), RSUs, stock bonuses, SARs, restricted stock units and performance awards, as described below.
Purpose
The purpose of the 2021 Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to our success.
Eligibility
Employees, officers, directors, consultants, independent contractors and advisors of the Company or any parent, subsidiary or affiliate of the Company are eligible to receive awards. Only our employees and those of any parent, subsidiary or affiliate of the Company, including officers and directors who are also employees, are eligible to receive ISOs. As of December 21, 2022, we had seven (7) executive officers, eight (8) non-employee directors and 1,050 other employees and consultants who were eligible to participate in the 2021 Plan.
Administration
The 2021 Plan is administered by the Compensation Committee, all of the members of which are non-employee directors under applicable federal securities laws and outside directors as defined under applicable federal tax laws. The Compensation Committee acts as the plan administrator and has the authority to construe and interpret the 2021 Plan, grant awards, determine the terms and conditions of awards and make all other determinations necessary or advisable for the administration of the 2021 Plan (subject to the limitations set forth in the 2021 Plan). However, our Board of Directors has established the terms for the grant of an award to non-employee directors.
Share Reserve
The 2021 Plan initially reserved 1,700,000 shares of our common stock for issuance in connection with equity-based awards granted under the 2021 Plan, plus 2,240,711 shares of common stock not issued or subject to outstanding grants under the Prior Plan on the Effective Date. As proposed, we plan to reserve an additional 3,500,000 shares under the Amended and Restated 2021 Plan. In addition, the following shares are available for grant and issuance under our 2021 Plan:
•shares that were subject to awards granted under the Prior Plan that cease to be subject to such awards by forfeiture or otherwise after the Effective Date;
•shares that are subject to awards granted under the 2021 Plan that are forfeited;
•shares that are subject to awards granted under the 2021 Plan, other than a stock option or a SAR, that otherwise terminate without such shares being issued; or

•Shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding shall not be available for future issuance under the 2021 Plan. In addition, upon exercise of SARs, the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the 2021 Plan. Also, shares purchased in the open market using proceeds received upon the exercise of an option shall not be available for future issuance under the 2021 Plan.
Shares that otherwise become available for grant and issuance shall not include shares subject to awards that initially became available because of the Company’s substitution or assumption of awards granted by another company in connection with an acquisition of such company, or otherwise, as permitted under the 2021 Plan.
Equitable Adjustments
As is typical in equity plans, the Compensation Committee retains the discretion to make certain equitable adjustments. If the number or class of outstanding shares is changed by a stock dividend, extraordinary dividend or distribution (whether in cash, shares, or other property, other than a regular cash dividend), recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off, or similar change in the capital structure of the Company, then (a) the number and class of shares reserved for issuance and future grant under the 2021 Plan, (b) the exercise prices of and number and class of shares subject to outstanding options and SARs, (c) the number and class of shares subject to other outstanding awards, (d) the maximum number and class of shares that may be issued as ISOs, and (e) the maximum number of shares that may be issued to an individual in any one calendar year, shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company.
Equity Awards
The 2021 Plan permits us to grant the following types of awards:
Stock Options. The 2021 Plan provides for the grant of ISOs and NSOs. Incentive stock options may be granted only to our employees or employees of our parent, subsidiaries and affiliates. NSOs may be granted to eligible employees, consultants and directors or any of our parent, subsidiaries or affiliates. We are able to issue no more than 3,000,000 shares pursuant to the grant of ISOs under the 2021 Plan. The Compensation Committee determines the terms of each option award, provided that ISOs are subject to statutory limitations. The Compensation Committee also determines the exercise price for a stock option, provided that the exercise price of an option may not be less than 100% (or 110% in the case of recipients of ISOs who hold more than 10% of our stock on the option grant date) of the fair market value of our common stock on the date of grant.
Options granted under the 2021 Plan vest at the rate specified by the Compensation Committee and such vesting schedule is set forth in the stock option agreement to which such stock option grant relates. Generally, the Compensation Committee determines the term of stock options granted under the 2021 Plan, up to a term of ten years (or five years in the case of ISOs granted to 10% stockholders).
After the option holder ceases to provide services to us, he or she is able to exercise his or her vested option for the period of time stated in the stock option agreement to which such option relates. Generally, if termination is due to death or disability, the vested option will remain exercisable for twelve months. If an option holder is terminated for cause (as defined in the 2021 Plan), then the option holder’s options will expire on the option holder’s termination date or at such later time and on such conditions as determined by the Compensation Committee. In all other cases, the vested option will generally remain exercisable for three months after an optionee’s cessation of service. However, an option may not be exercised later than its expiration date.
Restricted Stock Units. RSUs represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of such right due to termination of employment or failure to achieve specified performance goals. If the RSU has not been forfeited, then on the date specified in the RSU agreement we will deliver to the holder of the RSU shares of our common stock, cash or a combination of our common stock and cash as specified in the applicable RSU agreement.
Restricted Stock Awards. A restricted stock award is an offer by us to sell shares of our common stock subject to restrictions that the Compensation Committee may impose. These restrictions may be based on completion of a specified period of service with us or upon the achievement of performance goals during a performance period. The Compensation Committee determines the price of a restricted stock award. Unless otherwise set forth in the award agreement, vesting will cease on the date the participant no longer provides services to us, and at that time unvested shares will be forfeited to us or subject to repurchase by us.
Stock Bonus Awards. A stock bonus is an award of shares of our common stock for past or future services to us. Stock bonuses can be granted as additional compensation for performance and, therefore, are not issued in exchange for cash. The Compensation Committee determines the number of shares to be issued as stock bonus and any restrictions on those shares. These restrictions may be based on completion of a specified period of service with us or upon the achievement of performance goals during a performance period. Unless otherwise set forth in the award agreement, vesting ceases on the date the participant no longer provides services to us, and at that time unvested shares will be forfeited to us or are subject to repurchase by us.
Stock Appreciation Rights. SARs provide for a payment, or payments, in cash or shares of our common stock to the holder based upon the difference between the fair market value of our common stock on the date of exercise and the stated exercise price of the stock appreciation right. Stock appreciation rights may vest based on time or achievement of performance goals.

Performance Awards. A performance award is an award of a cash bonus or a bonus denominated in shares or units that is subject to performance factors. The award of performance shares may be settled in cash or by issuance of those shares (which may consist of restricted stock). These awards are subject to forfeiture because of termination of employment or failure to achieve the performance conditions.
Performance Criteria
The Compensation Committee may establish performance goals by selecting from one or more of the following performance criteria: profit before tax; billings; revenue; net revenue; earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings, stock-based compensation expenses, depreciation, and amortization); operating income; operating margin; operating profit; controllable operating profit or net operating profit; net profit; gross margin; operating expenses or operating expenses as a percentage of revenue; net income; earnings per share; total stockholder return; market share; return on assets or net assets; the Company’s stock price; growth in stockholder value relative to a pre-determined index; return on equity; return on invested capital; cash flow (including free cash flow or operating cash flows); cash conversion cycle; economic value added; individual confidential business objectives; contract awards or backlog; overhead or other expense reduction; credit rating; strategic plan development and implementation; succession plan development and implementation; improvement in workforce diversity; customer indicators and/or satisfaction; new product invention or innovation; attainment of research and development milestones; improvements in productivity; bookings; attainment of objective operating goals and employee metrics; sales; expenses; balance of cash, cash equivalents, and marketable securities; completion of an identified special project; completion of a joint venture or other corporate transaction; employee satisfaction and/or retention; research and development expenses; working capital targets and changes in working capital; and any other metric that is capable of measurement as determined by the Compensation Committee.
The Compensation Committee may provide for one or more equitable adjustments to the performance criteria to preserve Compensation Committee’s original intent regarding such criteria at the time of the initial award grant, such as but not limited to, adjustments in recognition of unusual or non-recurring items such as acquisition related activities or changes in applicable accounting rules.
Prohibition on Repricing
Other than in connection with certain changes to our capital structure, the Compensation Committee may not, without the approval of our stockholders, (i) lower the exercise price per share of any option or SAR after it is granted or (ii) cancel any option or SAR when the exercise price per share exceeds the fair market value of one share in exchange for cash or another award (other than in connection with a “Corporate Transaction”, as described below).
Insider Trading; Clawback Policy
Each participant who receives an award will comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by employees, officers and/or directors of the Company. All awards will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of the participant’s employment or other service with the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding awards and the recoupment of any gains realized with respect to awards.
Restrictions on Dividends and Dividend Equivalents
A participant will have no right to payment of dividends or other distributions with respect to unvested shares, and any such dividends or other distributions will be accrued and paid only at such time, if any, as such unvested shares become vested shares and are no longer subject to restrictions and risk of forfeiture.
Change in Control
If we undergo a Corporate Transaction (as defined in the 2021 Plan), the 2021 Plan provides that outstanding awards shall be (a) continued (if the Company is the successor entity), (b) assumed or substituted by the successor or acquiring entity, or by a parent or subsidiary of the successor or acquiring entity, for substantially equivalent awards (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), in each case after taking into account appropriate adjustments to the exercise price and the number and nature of shares subject to such awards as may be necessary or desirable under applicable law and the Code and/or (c) cancelled for no consideration.
Notwithstanding the foregoing, solely upon a Corporate Transaction in which the successor or acquiring corporation refuses to assume, substitute, convert, or replace awards, as provided above, awards granted under the 2021 Plan (i) may be settled for the award’s full value (determined without regard to any vesting conditions and in such consideration determined by the committee) and then cancelled, provided that any such payment may be subject to vesting based on the participant’s continued service on a vesting schedule not less favorable to the participant than the original vesting schedule and (ii) if not settled pursuant to the foregoing subsection (i) shall vest and be exercisable in full, as of the consummation of the Corporate Transaction. Unless otherwise set forth in the applicable award agreement, shares subject to performance awards shall accelerate based on the greater of (x) actual performance through the date of the Corporate Transaction or (y) prorated target performance, with the number of shares based on a fraction, the numerator of which is the number of days elapsed in the applicable performance period through the date of the Corporate Transaction, and the denominator of which is the total number of days in the applicable performance period.
If an employee is subject to a termination of the employee’s employment in connection with or following a Corporate Transaction, the Compensation Committee, in its discretion, may provide that outstanding awards shall accelerate and become vested and exercisable as to 100% of the then-unvested shares subject to the award.
Awards need not be treated similarly in a Corporate Transaction and treatment may vary from award to award and/or from participant to participant.
In the event of a Corporate Transaction, the vesting of all awards granted to our non-employee directors will accelerate and such awards will become vested and exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Compensation Committee determines.
The 2021 Plan generally defines a “Corporate Transaction” as the occurrence of any of the following events: (a) any person becoming the beneficial owner, directly or indirectly, of our securities representing more than 50% of total voting power represented by our then-outstanding voting securities; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (c) the consummation of a merger or consolidation of us with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior to the transaction continuing to represent at least 50% of the total voting power of our voting securities or surviving entity in such transaction; (d) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code; or (e) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.
Foreign Award Recipients
In order to comply with the laws in other countries in which the Company and its subsidiaries and affiliates operate or have employees or other individuals eligible for awards, the Compensation Committee will have the power and authority to modify the terms and conditions of any award granted to individuals outside the United States to comply with applicable foreign laws, establish subplans and modify exercise procedures and other terms and procedures, and take any action that the Compensation Committee determines to be necessary or advisable to comply with any local governmental regulatory exemptions or approvals.
Transferability of Awards
Unless the Compensation Committee provides otherwise, the 2021 Plan does not allow for the transfer of awards, other than by will or the laws of descent and distribution, and generally only the recipient of an award may exercise it during his or her lifetime.
Payment for Purchase of Shares of our Common Stock
Payment for shares of our common stock purchased pursuant to the 2021 Plan may be made in cash or by check or, where approved by the Compensation Committee and where permitted by law (and to the extent not otherwise set forth in the applicable award agreement): (a) by cancellation of indebtedness; (b) by surrender of shares; (c) by waiver of compensation due or accrued for services rendered; (d) through a broker-assisted sale or other cashless exercise program; (e) by any combination of the foregoing; or (f) by any other method permitted by law and approved by the Compensation Committee.
Limit on Awards
Under the 2021 Plan, during any calendar year, no participant is eligible to receive more than 2,000,000 shares of our common stock pursuant to the grant of awards, except that a participant who is a new employee is eligible to receive up to a maximum of 4,000,000 shares of our common stock pursuant to the grant of awards in the calendar year in which he or she commences employment.
Grants to Non-Employee Directors
Grants to non-employee directors are eligible to receive any type of award offered under the 2021 Plan except ISOs. No non-employee director may receive awards under the 2021 Plan that, when combined with cash compensation received for service as a non-employee director, exceeds $500,000 in value in any calendar year. Awards under the 2021 Plan may be granted to non-employee directors, may be automatically made pursuant to a policy adopted by the Board, or made from time to time as determined in the discretion of the Board.
Amendment and Termination
The Board is permitted to amend or terminate the 2021 Plan at any time, subject to stockholder approval where required. In addition, no amendment that is detrimental to a participant in the 2021 Plan may be made to an outstanding award without the consent of the affected participant. Unless terminated earlier in accordance with its terms, the 2021 Plan will terminate ten years from the Effective Date.

Federal Income Tax Consequences
The following is a general summary under current law of certain U.S. federal income tax consequences to participants who are citizens or individual residents of the United States relating to the types of equity awards that may be granted under the 2021 Plan. This summary deals with the general tax principles and is provided only for general information. Certain kinds of taxes, such as foreign taxes, state and local income taxes, payroll taxes and the alternative minimum tax, are not discussed.
Nonqualified Stock Options, Stock Appreciation Rights. A recipient of an NSO or stock appreciation right will not recognize taxable income upon the grant of those awards. However, the participant will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares and the exercise price on the date of exercise. Any gain or loss recognized on a subsequent disposition of the shares of common stock generally will be short‐term or long‐term capital gain or loss, depending on the length of time the recipient holds the shares.
Incentive Stock Options. Neither the grant nor the exercise of an incentive stock option will generally result in any taxable income to the recipient, except that the alternative minimum tax may apply at the time of exercise. The recipient will recognize a capital gain or loss on a later sale or other disposition of such shares provided the he or she does not dispose of such shares within two years from the date the option was granted or within one year after the shares were transferred to the recipient. If the shares are not held for holding period described above, the recipient will recognize ordinary income equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the sales price and the exercise price. Any gain or loss recognized on a subsequent disposition of the shares of common stock generally will be short‐term or long‐term capital gain or loss, depending on the length of time the recipient holds the shares.
Restricted Stock Units. A holder of RSUs does not recognize taxable income when the RSU award is granted. The recipient of the award generally will recognize ordinary income in each year in which the units vest in an amount equal to the fair market value of the shares of common stock received. Any gain or loss recognized on a subsequent disposition of the shares of common stock generally will be short‐term or long‐term capital gain or loss, depending on the length of time the recipient holds the shares.
Other Awards. The grant of restricted stock awards, stock bonus awards and performance shares generally will generally not be a taxable event. Generally, the recipient will recognize ordinary income equal to the excess of the fair market value over the price paid, if any, in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable or (ii) no longer subject to substantial risk of forfeiture (unless, with respect to an award of restricted stock, the recipient elects to accelerate recognition as of the date of grant).
In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Section 162(m) of the Internal Revenue Code (the “Code”) and the relevant income tax regulations. Section 162(m) places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers unless, among other things, such compensation is performance‐based and has been approved by stockholders. Generally, as discussed above, we design our executive compensation program to permit our Compensation Committee to be able to grant compensation intended to be eligible for deductibility to the extent permitted by Section 162(m) of the Code. We may from time to time, however, pay compensation to our executives that may not be deductible if the Compensation Committee believes that doing so is in the best interests of our stockholders.
ERISA Information. The 2021Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Interest of Certain Persons in Matters to Be Acted Upon; Awards under the 2021 Plan
Members of our Board of Directors, director nominees and executive officers have an interest in this Proposal No. 2 to approve the amendment and restatement of the 2021 Plan, as each would be eligible to receive future awards under the 2021 Plan. However, no awards have been granted that are contingent on the approval of the amendment and restatement of our 2021 Plan. Awards under the 2021 Plan would be made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the 2021 Plan in the future are not determinable at this time.
Currently, our non-employee directors are entitled to receive cash and equity compensation for their service as directors. Our Board of Directors has determined that non-employee directors will receive an annual RSU grant with a value of $170,000. In addition, non-employee directors are entitled to receive $35,000 as a retainer for service on our Board, and an annual RSU grant with a value of $20,000 for the chair of the Audit Committee, $12,000 for the chair of the Compensation Committee and $8,000 for the chair of the Nominating and Corporate Governance Committee. In addition, non-employee directors will receive an annual RSU grant with a value of $10,000 for serving on the Audit Committee, $6,000 for serving on the Compensation Committee and $4,000 for serving on the Nominating and Corporate Governance Committee. In addition, the lead independent director, if any, or the non-employee chair of the Board is entitled to receive an annual RSU grant with a value of $32,500. All grants of RSUs vest as to 25% on a quarterly basis.

Awards to Officers and Directors
In fiscal year 2022, our Chief Executive Officer, other Named Executive Officers, current executive officers as a group, current non-employee directors as a group, and employees (excluding executive officers and directors) as a group were granted equity awards under the 2021 Plan, as follows:

Name and Position	Dollar Value ($)	Number of Units (1)
Named Executive Officers
Jason Blessing, Chief Executive Officer	5,798,205	149,448
John Ederer, Chief Financial Officer	1,816,791	48,888
Mark Anderson, Chief Services Officer	1,906,446	51,944
Suresh Kannan, Chief Product Officer	2,021,571	54,999
Chris Lyon, Chief Revenue Officer	2,366,978	64,165
All current executive officers, as a group (7 persons)	16,507,295	70,277
All non-employee directors, as a group (8 persons)	1,361,489	53,899
All employees who are not executive officers or directors, as a group	29,065,255	1,397,049
___________________________
(1)     All equity awards granted in fiscal year 2022 under the 2021 Plan were either time-based or performance-based RSUs.
Vote Required and Board Recommendation
This proposal must receive a “For” vote from the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the annual meeting and voted for or against the matter. If you own shares through a bank, broker or other intermediary, you must instruct your bank, broker or other intermediary how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Abstentions and broker non-votes will not be counted toward the vote total for this proposal and therefore will not affect the outcome of this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL
OF THE AMENDMENT AND RESTATEMENT OF THE MODEL N, INC. 2021 EQUITY INCENTIVE PLAN.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the Board of Directors (Audit Committee) has appointed the firm of PricewaterhouseCoopers LLP, independent registered public accountants, to audit our financial statements for the fiscal year ending September 30, 2023. During our fiscal year ended September 30, 2022, PricewaterhouseCoopers LLP served as our independent registered public accounting firm.
Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in our best interests and the interests of our stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2023. Our Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.
If this proposal does not receive the affirmative approval of from the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter, the Audit Committee would reconsider the appointment.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees billed or to be billed by PricewaterhouseCoopers LLP for professional services rendered with respect to the fiscal years ended September 30, 2022 and September 30, 2021. All of these services rendered since the formation of the Audit Committee were approved by the Audit Committee.

	2022	2021
Audit Fees (1)	$1,646,399	$1,827,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	—	2,900
Total	$1,646,399	$1,829,900
___________________________
(1)    Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the audit of our internal control over financial reporting, the review of our quarterly consolidated financial statements, and audit services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits.
(2)    All other fees for the fiscal year ended September 30, 2021 were related to fees for access to online accounting research software.
Auditor Independence
Under its charter, the Audit Committee pre-approves all services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee has determined that the fee paid to PricewaterhouseCoopers LLP for services other than audit fees is compatible with maintaining the principal accountants’ independence.
Pre-Approval Policies and Procedures.
Consistent with requirements of the SEC and the Public Company Accounting Oversight Board regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee (or a member of the Audit Committee delegated by the Audit Committee) generally pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

PROPOSAL NO. 4
NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
We are providing our stockholders with an opportunity to vote, on an advisory basis, on the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” section, the compensation tables and the narrative discussions set forth in this proxy statement. This non-binding advisory vote is commonly referred to as a “Say-on-Pay” proposal.
Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects Company performance, job complexity and strategic value of the position, while ensuring long-term retention, motivation and alignment with the long-term interests of our stockholders. We encourage you to carefully review the “Compensation Discussion and Analysis” section of this proxy statement for additional details on our compensation of executives, including our compensation philosophy and objectives, as well as the processes the Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal year 2022.
We are asking you to indicate your support for the compensation of the named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking you to vote, on an advisory basis, which is non-binding, “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to Model N, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion set forth in the proxy statement relating to its 2023 Annual Meeting of Stockholders, is hereby APPROVED.”
The Say-on-Pay vote is advisory, and therefore not binding on us, our Board of Directors or our Compensation Committee. Our Board of Directors and Compensation Committee value the opinions of our stockholders and we will review and consider the voting results on this proposal when making future decisions regarding the compensation of our named executive officers. Unless the Board modifies its determination on the frequency of future “Say-on-Pay” advisory votes, the next “Say-on-Pay” advisory vote will be held at the next annual meeting of our stockholders in 2024.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE NON-BINDING ADVISORY RESOLUTION APPROVING THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY
Stockholder Engagement
Our Board and management value and rely upon our stockholders’ perspectives. To help ensure that we understand and focus on the priorities that matter most to our stockholders, our directors and senior management proactively conduct thorough and extensive investor outreach throughout the year. In addition to discussing business results and initiatives, strategy and capital structure, we engage with investors on various other matters integral to our business and the Company, such as governance practices, executive compensation and sustainability. Our Board and management carefully consider and evaluate feedback received during these meetings, which directly informs our approach on environmental, social and governance (“ESG”) matters.
Oversight of Environment, Social and Governance Matters
Our Board’s primary duty of overseeing our corporate strategy includes the Board’s oversight of how ESG issues may impact the Company’s long-term performance. Our employees play a key role in the governance of sustainability issues by upholding our corporate values and by implementing environmentally and socially responsible business programs and practices.
As part of overseeing our corporate strategy and our enterprise risk management program, our Board monitors our environmental and social practices. We believe that environmentally and socially responsible business practices go hand in hand with generating value for our stockholders. In 2020, we formed our sustainability working group, consisting of representatives from various Model N departments as well as external advisors. This year, the group continued to address and advance the ESG factors that are material to our business, which were originally identified through the evaluation of ESG risks and opportunities relevant to our Company based on the views held by our stockholders and the ESG frameworks and recommendations established by the United Nations Sustainable Development Goals, the Sustainability Accounting Standards Board (“SASB”) Standards and the Task Force on Climate-related Financial Disclosures.
Diversity, Employee Engagement and Talent Development
At Model N, we work to build a diverse team with different backgrounds, experiences and ideas. We are committed to creating a fair, healthy and safe workplace and establishing work environment policies that promote diversity, equality, inclusion and belonging (“DEIB”) for our valued employees. Our formal DEIB strategic roadmap has three critical elements to advance our initiatives: (i) attracting, celebrating, and championing diverse identities, perspectives, and ideas; (ii) establishing norms and policies that ensure equitable access to the same opportunities; and (iii) creating a culture that is welcoming, transparent, and respectful, where each employee feels they genuinely belong and have opportunities to grow their careers. We believe that when we create a workplace where our colleagues are engaged, committed and empowered for the long-term, we are better positioned to create value for our Company and our stockholders.
In 2021, we established a Global Diversity Council composed of a cross-functional, multi-national group of Model N employee volunteers, who assist with the execution and evolution of our DEIB efforts. We introduced four new Employee Resource Groups (“ERGs”): WomeN iN Model N, Black Employees at Model N (“BEAM”), SPECTRUM (Sexuality, Pride, Education, Compassion, Truth, Respect and Unity at Model N) and Parents and Caregivers. In addition, Model N published our U.S. workforce demographics as reported in the annual EEO-1 report we submit to the U.S. Equal Employment Opportunity Commission. We also developed five-year targeted demographic goals to strengthen our commitment to creating a diverse and inclusive work environment for all.
Attracting and retaining talent at all levels is vital to our continued success. We promote work-life balance among our employees, we invest in our employees through high-quality benefits and various health and wellness initiatives, and we have created a healthy work environment in our offices with flexible work arrangements. Model N’s compensation philosophy aims to (i) attract, retain and reward our people by offering competitive compensation packages in the regional markets in which we operate and (ii) ensure fairness in internal compensation practices. In addition, we seek out direct feedback from our employees through quarterly surveys and encourage regular one-on-one conversations with managers. We believe that when we create a workplace where our colleagues are engaged, committed and empowered for the long-term, we are better positioned to create value for our Company and our stockholders.
To further motivate and incentivize our workforce, Model N offers a wide range of programs and avenues for support and professional development. Our training programs include a mix of instructor-led training and online learning. As a company, we are committed to growing the careers of our employees and supporting them in achieving their career aspirations, including the development of our next generation of leaders.
Corporate Governance, Ethics and Cybersecurity
Our Board and its committees play a critical role in oversight of our corporate culture and hold management accountable for its maintenance of governance practices, high ethical standards and compliance programs to protect our business, employees and reputation.
Model N is committed to conducting business responsibly, with honesty and integrity, and in compliance with applicable laws. These standards are summarized in our Code of Business Conduct for Employees and Directors, which applies to every director, officer and employee. All Model N employees are required to certify that they comply with the Code of Business Conduct and its related policies and programs. Model N has a zero-tolerance policy for bribery and corruption. Our robust Whistleblower and Complaint Policy details the optimal procedures with regard to reports of concerns made by employees and other parties and the protection of whistleblowers against harassment or retaliation. A whistleblower hotline is monitored directly by our Chief Legal Officer and the Audit Committee Chairman.
Cybersecurity is one of our top priorities, given that Model N operates on a proprietary technical platform and is continuing to transition to a SaaS business model to provide revenue management solutions to our customers. We work proactively to protect our customers' sensitive information from being compromised or suffering any other data integrity breach. Our Audit Committee annually reviews our cyber risks with Model N's internal auditors and external auditors in conjunction with Model N's audit of internal controls. We have developed a comprehensive information security and privacy program based on industry standard guidelines and regulations such as CIS 20, ISO, NIST, GDPR and CCPA and have implemented appropriate technical, administrative and organizational measures designed to protect customer data against unauthorized access. We engage an independent third-party audit firm annually to audit our controls and produce SOC-2 Type II audit reports. To further strengthen our data security regime, Model N also adheres to AICPA-SOC and EU-US Privacy Shield standards.
Ongoing Response to COVID-19 and Flexible Work
The global pandemic has presented the business community with unprecedented challenges while reinforcing the importance of a demonstrable commitment to ESG. We used the complexities associated with COVID-19 and remote work to bolster talent and infrastructure in order to help us execute against our long-term growth objectives, while also prioritizing the needs of our employees and focusing on strengthening a best-in-class work experience for them. We adopted a “flexibility first” mindset by giving our employees the choice to determine where to work, be that a reopened office, continuing to work remotely or a hybrid. We continued to offer a stipend to employees to cover additional expenses incurred from working from home, provided a robust wellness strategy in 2022 and continue to offer wellness programs focused on mental, physical and financial wellness. Finally, we found that remote work proved to be a catalyst for our SaaS transition strategy, as customers look for solutions that allow them to adapt to this new normal while enabling their teams to remain productive, competitive and compliant in a global marketplace.

DIRECTORS AND CORPORATE GOVERNANCE
Director Independence
Our common stock is listed on the New York Stock Exchange. The listing rules of the New York Stock Exchange generally require that a majority of the members of a listed company’s board of directors be independent. Our Board of Directors has determined that each of the members of our Board of Directors other than Mr. Blessing is independent. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
Board Leadership Structure
Our Corporate Governance Guidelines provide that our Board of Directors shall be free to choose its chairperson in any way that it considers in the best interests of our company at any given point in time, and our Nominating and Corporate Governance Committee charter provides that the committee will periodically consider the leadership structure of our Board of Directors and make such recommendations to our Board of Directors with respect thereto as appropriate. Our Board of Directors currently believes that it should maintain flexibility in determining the Board leadership structure that is appropriate for the company at a given time.
The positions of Chief Executive Officer and Chairman of our Board of Directors are held by two different individuals. Mr. Blessing serves as our Chief Executive Officer, and Mr. Dail serves as our Chairman. This structure allows our Chief Executive Officer to focus on our day-to-day business while our Chairman leads our Board in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort, and energy that Mr. Blessing is required to devote to his position as the company completes its SaaS transition strategy and the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow. Our Board believes such separation is appropriate, as it enhances the accountability of Mr. Blessing to the Board and strengthens the independence of the Board from management.
Risk Oversight
Our Board of Directors believes that open communication between management and the Board is essential for effective risk management and oversight. Our Board meets with our Chief Executive Officer and other members of the senior management team at quarterly Board meetings, where, among other topics, they discuss strategy and risks in the context of reports from the management team, including any cybersecurity risks, and evaluates the risks inherent in significant transactions. While our Board of Directors is ultimately responsible for risk oversight, our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures. The Compensation Committee assists our Board in assessing and mitigating any risks that may be created by our compensation plans, practices and policies. The Nominating and Corporate Governance Committee is charged with assisting our Board in fulfilling its oversight responsibilities with respect to the management of risk associated with Board membership and corporate governance.
Executive Sessions of Independent Directors
In order to promote open discussion among independent directors, our Board of Directors has a policy of conducting executive sessions of independent directors during each regularly scheduled Board meeting and at such other times if requested by an independent director. These executive sessions are chaired by our Chairman of the Board. The Chairman of the Board provides feedback to our Chief Executive Officer, as needed, promptly after the executive session. Mr. Blessing does not participate in such sessions.
Codes of Conduct
We have adopted a code of conduct that applies to our directors and a code of conduct that applies to our officers and all other employees. The full text of these codes of conduct are posted under the “Investor Relations” section on our website at https://investor.modeln.com/governance/governance-documents/.
Meetings of the Board of Directors
Our Board of Directors met fifteen times during fiscal year 2022. No director attended fewer than 75% of the total number of meetings of the Board and of any Board committees of which he or she was a member during fiscal year 2022. It is our policy that directors are invited and encouraged to attend our annual meetings of stockholders. Nine of our directors attended the 2022 Annual Meeting of Stockholders.
Committees of the Board of Directors
Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Members serve on these committees until their resignation or until otherwise determined by our Board. The following table provides membership information as of September 30, 2022 for each of our Board committees:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Tim Adams	C		M
Baljit Dail*		M	M
Kim DeCarlis		M
Melissa Fisher	M
Manisha Shetty Gulati			M
Alan Henricks	M	C
Scott Reese	M
Dave Yarnold		M	C
* Non-executive Chair of the Board         C = Chair     M = Member
Audit Committee
Each of the members of the Audit Committee satisfies the independence requirements of Rule 10A-3. Messrs. Adams and Henricks, and Ms. Fisher are each an Audit Committee financial expert, as that term is defined under SEC rules, and possess financial sophistication as defined under the rules of the New York Stock Exchange. The designation does not impose on any of them any duties, obligations or liabilities that are greater than those generally imposed on members of our Audit Committee and our Board of Directors. The Audit Committee met five times during fiscal year 2022. Among other matters, the Audit Committee:
•evaluates the qualifications, independence and performance of our independent registered public accounting firm;
•determines the engagement of our independent registered public accounting firm and reviews and approves the scope of the annual audit and the fees paid to our independent registered public accounting firm;
•discusses with management and our independent registered public accounting firm the results of the annual audit and the review of our financial statements;
•approves the retention of our independent registered public accounting firm;
•reviews our critical accounting policies and estimates and internal control over financial reporting; and
•reviews the Audit Committee charter and its performance.
The Audit Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Audit Committee charter is posted under the “Investors” section on our website at https://investor.modeln.com/governance/governance-documents/.
Compensation Committee
Each member of the Compensation Committee is an outside director, as defined pursuant to Section 162(m) of the Code, is a “non-employee director” under Rule 16b-3(b)(3)(i) of the Exchange Act, and is independent within the meaning of New York Stock Exchange rules. The Compensation Committee met nine times during fiscal year 2022. Among other matters, the Compensation Committee:
•reviews and approves goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;
•evaluates the performance of these officers in light of those goals and objectives and sets the compensation of these officers based on such evaluations; and
•administers the issuance of restricted stock units, stock options and other awards under our equity incentive plans.
At least annually, our Compensation Committee is responsible for reviewing, evaluating and approving the compensation arrangements of our executive officers and for establishing and maintaining our executive compensation policies and practices. Under its charter, our Compensation Committee has the authority to retain outside counsel or other advisors. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the Chief Executive Officer and the Chief People Officer present compensation and benefit proposals to the Compensation Committee. However, our named executive officers, including our Chief Executive Officer, are not present for deliberations or voting with respect to their compensation.
The Compensation Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Compensation Committee charter is posted under the “Investors” section on our website at https://investor.modeln.com/governance/governance-documents/.

Nominating and Corporate Governance Committee
Each member of the Nominating and Corporate Governance Committee is independent within the meaning of New York Stock Exchange rules. The Nominating and Corporate Governance Committee met three times during fiscal year 2022. Among other matters, the Nominating and Corporate Governance Committee:
•makes recommendations to our Board of Directors regarding candidates for directorships;
•makes recommendations to our Board of Directors regarding the structure and composition of the Board of Directors and its committees;
•develops corporate governance guidelines and renew and assess corporate governance best practices; and
•makes recommendations to our Board of Directors concerning governance matters.
The Nominating and Corporate Governance Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Nominating and Governance Committee charter is posted under the “Investors” section on our website at https://investor.modeln.com/governance/governance-documents/.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is, or has at any time during the past fiscal year been, an officer or employee of ours. None of our executive officers currently serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Considerations in Evaluating Director Nominees
The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates to the Board for Board membership. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing a diverse, experienced and highly qualified Board. Candidates may come to our attention through current members of our Board, professional search firms, stockholders or other persons.
The Nominating and Corporate Governance Committee will recommend to the Board for selection all nominees to be proposed by the Board for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the Board for election at each annual meeting of stockholders, and will recommend all director nominees to be appointed by the Board to fill interim director vacancies.
Director Qualifications
The Nominating and Corporate Governance Committee also reviews and recommends to the Board for determination the desired qualifications, expertise and characteristics of Board members, with the goal of developing a diverse, experienced and highly qualified Board. The Nominating and Corporate Governance Committee and the Board believe that candidates for director should have certain minimum qualifications, including, without limitation:
•demonstrated business acumen and leadership, and high levels of accomplishment;
•ability to exercise sound business judgment and to provide insight and practical wisdom based on experience;
•commitment to understand Model N and its business, industry and strategic objectives;
•integrity and adherence to high personal ethics and values, consistent with our code of conduct;
•ability to read and understand financial statements and other financial information pertaining to Model N;
•commitment to enhancing stockholder value;
•willingness to act in the interest of all stockholders; and
•for non-employee directors, independence under New York Stock Exchange listing standards and other applicable rules and regulations.
In the context of the Board’s existing composition, other requirements that are expected to contribute to the Board’s overall effectiveness and meet the needs of the Board and its committees may be considered.
In addition, under Model N’s Corporate Governance Guidelines (“Guidelines”), a director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board and committees on which such director sits, and to review prior to meetings material distributed in advance for such meetings. Thus, the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as his or her other professional responsibilities, will be considered. Also under the Guidelines, there are no limits on the number of three-year terms that may be served by a director. However, in connection with evaluating recommendations for nomination for re-election, director tenure is considered. Model N values diversity on a company-wide basis.

Stockholder Recommendations for Nominations to the Board of Directors
The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for candidates for our Board who meet the minimum qualifications as described above. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the use of the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record can nominate a candidate for election to the Board of Directors by complying with the procedures in Article I, Section 1.11 of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in our bylaws on nominations by stockholders. Any nomination should be sent in writing to the attention of the Corporate Secretary at Model N, Inc., 777 Mariners Island Boulevard, Suite 300, San Mateo, California 94404. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our bylaws, and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.
All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of stockholders must be in writing and notice must be delivered to the Corporate Secretary at the principal executive offices of Model N not later than the close of business on the seventy-fifth (75th) day nor earlier than the close of business on the one hundred and fifth (105th) day prior to the first anniversary of the preceding year’s annual meeting. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.
In addition to complying with the procedures of our bylaws, including the notice deadlines set forth above and therein, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.
Non-Employee Director Compensation
Our non-employee directors are entitled to receive cash and equity compensation for their service as directors. Our Board of Directors has determined that non-employee directors will receive an annual restricted stock unit (“RSU”) grant with a value of $170,000. In addition, non-employee directors are entitled to receive a cash retainer of $35,000 for service on our Board, and an annual RSU grant with a value of $20,000 for the chair of the Audit Committee, $12,000 for the chair of the Compensation Committee and $8,000 for the chair of the Nominating and Corporate Governance Committee. In addition, non-employee directors will receive an annual RSU grant with a value of $10,000 for serving on the Audit Committee, $6,000 for serving on the Compensation Committee and $4,000 for serving on the Nominating and Corporate Governance Committee. In addition, the lead independent director, if any, or the non-employee chair of the Board is entitled to receive an annual RSU grant with a value of $32,500.
The following table presents the total compensation for each person who served as a non-employee member of our Board of Directors in the fiscal year ended September 30, 2022. Other than as set forth in the table and described more fully below, in the fiscal year ended September 30, 2022 we did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to, the non-employee members of our Board of Directors. Non-employee directors may be reimbursed for travel and other expenses incurred in the performance of their duties. Non-employee directors are also subject to stock ownership guidelines with required ownership equal to the lesser of three times the value of the annual cash retainer or 12,000 shares. As of September 30, 2022, all of our non-employee directors satisfied the minimum ownership requirement.

The following table sets forth information regarding compensation earned by our non-employee directors for the fiscal year ended September 30, 2022:

Name (1)	Fees earned or paid in cash ($)	Stock Awards (2)		Total ($)
Tim Adams	$35,000	$164,963	(3)	$199,963
Baljit Dail	$35,000	$179,004	(3)	$214,004
Kim DeCarlis	$35,000	$148,385	(3)	$183,385
Melissa Fisher	$35,000	$152,070	(3)	$187,070
Manisha Shetty Gulati	$35,000	$147,399	(3)	$182,399
Alan Henricks	$35,000	$163,124	(3)	$198,124
Scott Reese	$35,000	$152,070	(3)	$187,070
Dave Yarnold	$35,000	$155,755	(3)	$190,755
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(1)    As of September 30, 2022, the above-listed directors held outstanding RSUs pursuant to which the following shares of our common stock are issuable: Mr. Adams (3,504 shares subject to RSUs); Mr. Dail (3,838 shares subject to RSUs); Ms. DeCarlis (3,178 shares subject to RSUs); Ms. Fisher (3,250 shares subject to RSUs); Ms. Gulati (3,142 shares subject to RSUs); Mr. Henricks (3,468 shares subject to RSUs); Mr. Reese (3,250 shares subject to RSUs); and Mr. Yarnold (3,323 shares subject to RSUs)).
(2)    The amounts in this column represent the aggregate grant date fair values for restricted stock unit awards granted to the Board of Directors computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in calculating the aggregate grant date fair value of the restricted stock unit awards reported in this column are set forth in Note 11 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2022. These amounts reflect our accounting costs for these awards, and do not correspond to the actual value that may be realized by the above-named board members.
(3)    In February 2022, each of Messrs. Adams, Dail, Henricks, Reese and Yarnold, and Mses. DeCarlis, Fisher and Gulati were granted awards totaling 7,006, 7,674, 6,934, 6,500 and 6,645, respectively, and 6,356, 6,500 and 6,284 RSUs, respectively, which will vest over a one-year period with 25% of the shares granted vesting on each quarterly anniversary of the vesting commencement date.
Communications with the Board of Directors
Stockholders and all interested parties wishing to communicate with the Board of Directors or with an individual member of the Board of Directors may do so by writing to the Board of Directors or to the particular member of the Board of Directors, care of the Corporate Secretary, at Model N, Inc., 777 Mariners Island Boulevard, Suite 300, San Mateo, California 94404. The envelope should indicate that it contains a stockholder or interested party communication. All such communications will be forwarded to the director or directors to whom the communications are addressed.

AUDIT COMMITTEE REPORT
With respect to Model N’s financial reporting process, the management of Model N is responsible for (1) establishing and maintaining internal controls and (2) preparing Model N’s consolidated financial statements. Model N’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Model N’s financial statements.
The Audit Committee has reviewed and discussed the audited financial statements for the year ended September 30, 2022 with Model N’s management and with PwC, including the results of the independent registered public accounting firm’s audit of Model N’s financial statements. The Audit Committee has also discussed with PwC all matters that the independent registered public accounting firm was required to communicate and discuss with the Audit Committee, including the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees.”
The Audit Committee also has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence from Model N, as well as any relationships that may impact PwC’s objectivity and independence.
Based on the Audit Committee’s review and discussions with Model N’s management and independent registered public accountants discussed above, the Audit Committee recommends to the Board of Directors that the audited financial statements be included in Model N’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022, for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee of the Board of Directors:

Tim Adams (Chair)
Melissa Fisher
Alan Henricks
Scott Reese

RELATED PERSON TRANSACTIONS
Other than the executive and director compensation arrangements, including the employment, termination of employment and change in control arrangements, discussed below under “Executive Compensation,” the indemnification arrangements with our executive officers and directors discussed below under “Employment Arrangements and Indemnification Agreements,” we were not party to any transactions since October 1, 2021 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers, or holders of more than 5% of our common stock, or any immediate family member of, or person sharing the same household with, any of these individuals, had or will have a direct or indirect material interest.
Statement of Policy Regarding Related Person Transactions
As provided in the Audit Committee Charter, the Audit Committee of our Board of Directors must review and approve in advance any related party transaction. We have also adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our Audit Committee. If the related party is, or is associated with, a member of our Audit Committee, the transaction must be reviewed and approved by another independent body of our Board of Directors. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our Audit Committee for review and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the Audit Committee as soon as reasonably practicable, at which time the Audit Committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related party transaction.
It is our intention to ensure that all transactions between us and our officers, directors and principal stockholders and their affiliates, are approved by the Audit Committee of our Board of Directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of December 21, 2022. Officers are elected by the Board of Directors to hold office until their successors are elected and qualified.

Name	Age	Current Position(s) with Model N
Jason Blessing	51	Chief Executive Officer and Board member
John Ederer	53	Chief Financial Officer
Mark Anderson	62	Chief Services Officer
Suresh Kannan	52	Chief Product Officer
Chris Lyon	52	Chief Revenue Officer
Rehmann Rayani	42	Chief Strategy and Marketing Officer
Laura Selig	51	Chief People Officer
For information on the business background of Mr. Blessing, see “Proposal No. 1—Election of Directors” above.
John Ederer has served as Chief Financial Officer since January 2021. From August 2018 to November 2020, Mr. Ederer served as Chief Financial Officer at K2 Software Inc., a provider of cloud-based and on-premise digital process automation solution. From October 2017 to August 2018, Mr. Ederer served as Vice President of Finance at Mobilelron Inc., a leading provider of cloud and mobile security solutions. From August 2014 to January 2017, Mr. Ederer served as Vice President of Corporate Finance at TIBCO Software Inc., a provider of big data software integration. Mr. Ederer holds a Bachelors in Economics and History from Brown University.
Mark Anderson has served as Chief Services Officer since April 2016. From March 2010 to January 2016, Mr. Anderson served as Senior Vice President of Global Solutions Delivery of Vendavo, Inc., a provider of margin and profit optimization solutions. From June 2009 to April 2010, Mr. Anderson served as Vice President of Professional Services of Comergent Technologies, Inc., an information technology and services company. Prior to joining Comergent, Mr. Anderson held several leadership roles in the enterprise software industry, including as Vice President of Professional Services for discrete industries at SAP North America, a provider of business software. Mr. Anderson holds a B.S. in Industrial Engineering from the University of Nebraska and an M.B.A in Operations Management from the Simon School of Business at the University of Rochester.
Suresh Kannan has served as Chief Product Officer since September 2019. From January 2017 to September 2019, Mr. Kannan served as Vice President and General Manager at IQVIA, a provider of support services for pharmaceutical, biotech and medical companies and individuals. From October 2014 to December 2016, Mr. Kannan served as Vice President, Global Technology Solutions at IMS Health, a provider in global information and technology services in the healthcare industry. From April 2012 to September 2014, Mr. Kannan served as Vice President of Product Development at IMS Health. Mr. Kannan holds a MBA in Business Administration from the University of California, Berkeley, Haas School of Business.
Chris Lyon has served as Chief Revenue Officer since April 2019. From August 2017 to March 2019, Mr. Lyon served as Chief Revenue Officer at Total Expert, a provider of SaaS-based marketing solution focused on the financial services industry. From January 2016 to July 2017, Mr. Lyon served as Vice President of North America, Healthcare at Workday, a leading provider of enterprise software. From August 2008 to January 2016, Mr. Lyon held several leadership roles at Workday, including Vice President of North America, Customer Sales and Renewals. Mr. Lyon holds a BA in Business Administration from the University of Minnesota-Duluth.
Rehmann Rayani has served as Chief Strategy and Marketing Officer since November 1, 2021. From August 2018 to October 2021, Mr. Rayani served as Vice President, Corporate Strategy and then Chief Strategy Officer of our Company. From March 2014 to July 2018, Mr. Rayani served in a variety of senior management roles at Plex Systems, Inc., an industry-leading ERP and manufacturing automation solution provider. Prior to Plex, Mr. Rayani was a management consultant at Oliver Wyman and an investment associate at ValueAct Capital. Mr. Rayani holds an MBA from The Wharton School of the University of Pennsylvania and a degree in finance and physics from McGill University.
Laura Selig has served as Chief People Officer since November 5, 2018. From September 2018 to November 2018, Ms. Selig provided human resources consulting services with a focus on small and mid-sized high growth companies. From January 2016 to June 2018, Ms. Selig served as Vice President, People and Culture at SnapLogic, a provider of self-service integration solutions. From January 2015 to January 2016, Ms. Selig served as Vice President, People at Couchbase, a NoSQL database provider. From November 2007 to January 2015, Ms. Selig served as Vice President, HR at Visa. Ms. Selig holds a BA in Psychology from Indiana University of Pennsylvania.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
The following Compensation Discussion and Analysis (“CD&A”) describes the philosophy, objectives and structure of our fiscal year 2022 executive compensation program. This includes discussion and background information regarding the compensation of our named executive officers. This CD&A is intended to be read in conjunction with the tables immediately following this section, which provide further historical compensation information.
The following executive officers constituted our named executive officers in the fiscal year 2022:

Jason Blessing	Chief Executive Officer
John Ederer	Chief Financial Officer
Mark Anderson	Chief Services Officer
Suresh Kannan	Chief Product Officer
Chris Lyon	Chief Revenue Officer
Executive Summary
Business Highlights
Model N finished fiscal year 2022 with healthy contribution from all of our growth levers. The success of our strategic focus on the Life Sciences and High Tech verticals was demonstrated by the addition of multiple new logos and SaaS transitions, numerous customer base expansions, and strong renewals across the board. Additional highlights of our performance for the fiscal year include the following, which include non-GAAP financial measures. Refer to Annex A for a discussion of the definitions and use of non-GAAP measures, including reconciliations of non-GAAP measures to their closest comparable GAAP measures.

•Revenues: Total revenues were $219.2 million, an increase of 13% from fiscal year 2021. Subscription revenues were $159.8 million, an increase of 12% from fiscal year 2021.
•Gross Profit: Gross profit was $122.0 million, an increase of 14% from fiscal year 2021. Gross margin was 56% compared to 55% for fiscal year 2021. Non-GAAP gross profit was $133.8 million, an increase of 14% from fiscal year 2021. Non-GAAP gross margins were 61% compared to 60% for fiscal year 2021. Subscription gross margin was 63% compared to 65% for fiscal year 2021. Non-GAAP subscription gross margin was 68% compared to 69% for fiscal year 2021.
•GAAP Loss and Non-GAAP Income from Operations: GAAP loss from operations was $13.0 million compared to $14.4 million for fiscal year 2021. Non-GAAP income from operations was $31.1 million, an increase of 23% from fiscal year 2021.
•Net Loss: GAAP net loss was $28.6 million compared to $29.7 million for fiscal year 2021. GAAP basic and diluted net loss per share attributed to common stockholders was $0.78 based upon weighted average shares outstanding of 36.7 million compared to net loss per share of $0.84 for fiscal year 2021 based upon weighted average shares outstanding of 35.5 million.
•Non-GAAP Net Income: Non-GAAP net income was $26.6 million, an increase of 34% from fiscal year 2021. Non-GAAP net income per diluted share was $0.72 based upon diluted weighted average shares outstanding of 37.0 million compared to non-GAAP net income per diluted share of $0.54 for fiscal year 2021 based upon diluted weighted average shares outstanding of 36.5 million.
•Adjusted EBITDA: Adjusted EBITDA was $32.1 million, an increase of 23% from fiscal year 2021.
•Cash and Cash Flows: Cash and cash equivalents as of September 30, 2022 totaled $193.5 million. Net cash provided by operating activities was $25.3 million for fiscal year 2022 compared with $19.6 million in fiscal year 2021. Free cash flow was $24.3 million for fiscal year 2022 compared with $18.5 million in fiscal year 2021.
•Total Stockholder Return: 1-year and 3-year annualized total stockholder return through September 30, 2022 equal to 2% and 7%, respectively.

The following chart compares the cumulative total return on our common stock with that of the NASDAQ Composite Index and the NASDAQ Computer Index. The chart assumes $100 was invested at the close of market on September 30, 2017, in our common stock, the NASDAQ Composite Index and the NASDAQ Computer Index, and assumes the reinvestment of any dividends.

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Model N
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Executive Compensation Highlights

Our fiscal year 2022 executive compensation program was designed to support our compensation objectives and reinforce a strong pay-for-performance culture. In support of these goals, during fiscal year 2022, we took the following compensation actions for our executives, including the named executive officers:
•Base Salary Adjustments averaged 2.8%: Base salary adjustments approved by our Compensation Committee averaged 2.8% and were finalized with consideration given to competitive market data provided by the Committee’s independent consultant as well as the performance of each of our executive officers. See "Elements of Our Executive Compensation Program" below for further information.
•Fiscal Year 2022 Bonus Above Target: The fiscal year 2022 bonus opportunities for our executives were based on our level of achievement of pre-specified targets for Net Annualized Recurring Revenue bookings (“Net ARR bookings”)1, Adjusted EBITDA, and a Customer Satisfaction measure through a net promoter score (“NPS”). Our Compensation Committee approved goals at the beginning of our fiscal year that were considered challenging and aligned with our strategic plan for building long-term stockholder value. Final fiscal year 2022 performance resulted in bonus payments equal to 141.1% of target for our named executive officers, other than Chris Lyon and Mark Anderson, who earned a bonus of 142.0% and 135.1% of target, respectively, based on their individual plans.
•Performance-based Equity: During fiscal year 2022, our Compensation Committee approved performance-based equity grants (“PB-RSUs”) equal to 50% and 40% of the target long-term incentive value for our CEO and other named executive officers, respectively. PB-RSUs granted in FY22 are eligible to be earned based on our level of total shareholder return relative to the Russell 3000 Index over equally weighted 2- and 3-year performance periods.
Pay Program Overview
Our compensation program is designed to attract, motivate and retain qualified and talented executives, motivating them to achieve our business goals and rewarding them for superior short-term and long-term performance. When making its compensation decisions, our Compensation Committee is mindful to align the interests of our executives with those of our stockholders in order to
1 Net ARR bookings is defined as gross recurring revenue bookings of SaaS, term licenses of products/applications, business services, application services, maintenance and support contracts, hosting arrangements less churn from same.

attain our ultimate objective of driving long-term, sustainable stockholder value. The table below describes the primary elements of our executive compensation program for fiscal year 2022, and the purpose of each element of pay:

Base Salary
Base salaries are set to be competitive within our industry and are important in attracting and retaining talented executives. Base salaries may be adjusted based on numerous factors, including a change in an executive’s responsibilities, demonstrated performance or relevant competitive market data.

Short-Term Incentives
Cash incentives reward the achievement of annual corporate and business goals, as well as personal performance objectives. In fiscal year 2022, our annual incentives were based on adjusted EBITDA, Net ARR and NPS, as well as individual performance.

Long-Term Incentive Equity
Long-term equity awards incentivize executives to deliver long-term stockholder value, while also providing a retention vehicle for our executive talent. In fiscal year 2022, we granted executives both time-based restricted stock units ("RSUs") and performance-based RSUs (“PB-RSUs”).

Our Compensation Committee believes that executive compensation should be linked to our overall financial performance, strategic success and stockholder returns. As such, our executive compensation program is designed to attract highly qualified individuals, retain those individuals in a competitive marketplace for executive talent and motivate performance in a manner that supports achievement of our mission of increasing stockholder value while ensuring that these programs do not encourage excessive risk-taking. We seek to align individual performance with long-term strategic business objectives and stockholder interests in a manner consistent with safe and sound business practices and sustainable financial performance. We believe our executive compensation program as developed and implemented, and as presented in this CD&A, achieves these objectives and is appropriate for a company in our industry and at our stage of growth.
Fiscal Year 2022 Target Pay Mix
Consistent with our philosophy of aligning executive pay with the short-term and long-term performance of the Company, and to align the interests of management and stockholders, our compensation program is designed to provide the majority of executive compensation in the form of variable, at-risk pay which is earned based on the Company’s performance. Our Compensation Committee thoughtfully employs the primary compensation elements described in the previous table to achieve these objectives. In fiscal year 2022, our reliance on performance-based cash and equity incentives as well as long-term time-based RSUs resulted in a majority of the target total direct compensation for our named executive officers delivered in at-risk pay, subject to variability in realized pay based on changes in our financial performance and/or stockholder returns, as illustrated below.
_________________________
(1)    The target pay mix above reflects the grant date face value of PB-RSUs awarded to named executive officers in fiscal year 2022. This differs from the values reported in the Summary Compensation Table below, which are computed in accordance with Accounting Standards Codification Topic 718.

Outreach, Engagement and Say-on-Pay Responsiveness
At our 2022 Annual Meeting of Stockholders, our stockholders were provided with the opportunity to cast an advisory (non-binding) vote on the compensation of our NEOs for fiscal 2021 (the “say-on-pay” proposal). Our stockholders approved the say-on-pay proposal, with approximately 99% of the votes cast voting in favor of our executive compensation program.
Our Compensation Committee reviews our executive compensation program annually, taking into consideration feedback from our stockholders, including the results of our say-on-pay vote, as well as market conditions and input from the Compensation Committee’s independent compensation consultant. Taking into consideration the strong support for our 2022 say-on-pay vote, our Compensation Committee determined to retain the key features of our executive compensation program during fiscal year 2022. We also have a practice of engaging with key stakeholders on an as needed basis to discuss the rationale behind our executive pay programs.
Our Compensation Committee considers the results of our say-on-pay vote to be an important input in the evaluation of our approach to executive compensation and the effectiveness of our incentive compensation programs and will continue to consider input from our stockholders as reflected in the outcome of our annual say-on-pay vote as well as other feedback received throughout the fiscal year.
Compensation Related Policies and Practices
We believe our pay-for-performance philosophy and compensation governance practices provide an appropriate framework for our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. Our key practices include:

What We Do	✓ Pay-for-performance philosophy and culture
✓ Strong emphasis on performance-based incentive awards
✓ Responsible use of shares under our long-term incentive program
✓ Rigorous stock ownership requirements for all executives and non-employee directors
✓ A clawback policy applicable to executive officers
✓ Engagement of an independent compensation consultant
✓ Conduct annual stockholder outreach
What We Don’t Do	X No hedging and pledging of Company stock
X No excise tax gross-ups
X No repricing of stock option awards
X No supplemental executive retirement plans
X No excessive perquisites
Executive Compensation Philosophy and Objectives
We operate in a highly competitive and rapidly evolving market. Our ability to compete and succeed in this environment is directly correlated to our ability to recruit, incentivize and retain talented employees. Our compensation philosophy is designed to establish and maintain a compensation program that attracts, retains, and rewards employees who possess the skills necessary to create long-term value for our stockholders, expand our business and assist in the achievement of our strategic objectives.
In fiscal year 2022, our Compensation Committee reviewed and assessed our general compensation philosophy, which is intended to align with our core values, yearly performance, and our stockholder interests, as well as to effectively balance our short- and long-term objectives. The Compensation Committee believes that our compensation should support and reward decision-making that is in the best interests of our long-term stockholders, and that a great work environment needs to be supported by competitive pay practices and benefits. When determining the competitiveness of our pay practices, we look at the entire pay and benefit package, taking into account total direct compensation. In assessing the competitiveness of our compensation program, we reference the 50th percentile of the relevant competitive market, and make adjustments, either up or down, to reflect a variety of considerations, including individual performance, scope of responsibilities, criticality of position, retention considerations and internal equity considerations.
The Compensation Committee retains flexibility to review our compensation structure periodically as needed to focus on different business objectives and reviews our executive compensation programs at least annually.
Consistent with our compensation philosophy, the primary goals of our executive compensation programs are to:
•Facilitate our ability to recruit, retain and motivate top talent;

•Align the interests of our executives with those of our stockholders;
•Provide differentiated pay for performance; and
•Balance short- and long-term strategic objectives.
Compensation Determination Process
Role of Compensation Committee
Our Compensation Committee oversees and administers the compensation program for our executive officers in accordance with its Charter. Our Compensation Committee’s responsibilities include oversight of our equity and incentive-based compensation plans. At least annually, our Compensation Committee reviews our overall compensation strategy, including our use of base salary, incentive compensation and equity-based awards.
Our Compensation Committee evaluates the performance of our Chief Executive Officer and approves the compensation for our Chief Executive Officer in light of the goals and objectives of our compensation program for that year. Our Compensation Committee annually assesses the performance of our other executives and approves the compensation of these executives, including our other named executive officers. Our Compensation Committee does not delegate any of its responsibility to determine executive compensation.
Role of Management
Our Compensation Committee receives support from our senior people team and legal executives in designing our executive compensation program and analyzing competitive market practices. Our CEO regularly participates in Compensation Committee meetings to provide input on our compensation philosophy and objectives. Our CEO also evaluates the performance of our executives and provides recommendations to our Compensation Committee regarding the compensation of our executives, including our named executive officers (other than with respect to his own compensation). None of our executives attends any portion of Compensation Committee meetings at which his or her compensation is discussed.
Role of Consultants
The Compensation Committee may engage the services of outside advisors, experts and others to assist the Compensation Committee. During fiscal year 2022, the Compensation Committee retained the services of Compensia as independent executive compensation consultant to advise the Compensation Committee on compensation matters related to the executive and director compensation programs. In fiscal year 2022, Compensia provided the following support:
•assisted in the review and updating of our compensation peer group;
•analyzed the executive compensation levels and practices of the companies in our compensation peer group;
•provided advice with respect to compensation best practices and market trends for named executive officers and directors;
•assisted with the design of the short-term and long-term incentive compensation plans with appropriate performance goals and targets for our named executive officers and other executives; and
•provided ad hoc advice and support throughout the year.
Compensia reported to and worked for the Compensation Committee (and not on behalf of management) to assist our Compensation Committee in satisfying its responsibilities and will undertake no projects for management without our Compensation Committee's approval. Prior to engaging Compensia, the Compensation Committee considered the specific independence factors adopted by the SEC and the NYSE and determined that Compensia is independent and that Compensia's work did not raise any conflicts of interest.
Consideration of Compensation Risk
During fiscal year 2022, our management team completed a comprehensive evaluation of risk as it relates to the Company’s compensation programs, policies, and practices for all Model N employees. Our Compensation Committee reviewed the findings of this assessment and does not believe that the Company’s compensation policies and practices encourage excessive or inappropriate risk taking or are reasonably likely to have a material adverse effect of the Company.
Based on this review, the Compensation Committee has concluded that any risks arising from our compensation programs are not reasonably likely to have a material adverse effect on the Company.
Use of Market Data
With the assistance and recommendations of Compensia, the Compensation Committee adopted a peer group of companies as a reference group to provide a broad perspective on competitive pay levels and practices. Peer companies were selected based on industry classification as well as company size in terms of revenue (targeting a range between approximately $80 million to $330 million) and market capitalization (targeting a range between approximately $400 million to $4.0 billion).

For fiscal year 2022, the compensation peer group consisted of the following 16 companies:

Agilysys	PROS Holdings
American Software	QAD
Benefitfocus	SPS Commerce
Brightcove	Sumo Logic
LivePerson	Talend S.A.
Mitek Systems	Upland Software
PagerDuty	Vocera Communications
Phreesia	Zuora
The Compensation Committee evaluates the peer group annually and modifies the peer group as needed. Given that not all of the peer companies report data for a position comparable to each of our executive officers, the Compensation Committee also reviewed market data from the Radford Global Technology survey. Our Compensation Committee utilizes market data as one reference point along with various other factors, such as the individual's performance, experience, and competitive market conditions in making compensation decisions. As such, the Compensation Committee does not commit to setting our executive pay levels at any particular percentile of the peer group.
Compensation Decision-Making
The Compensation Committee’s goal is generally to set all elements of compensation within a competitive range, using a balanced approach that does not use rigid percentiles to target pay levels for each compensation element. Instead, the Compensation Committee makes its compensation decisions based on a variety of relevant factors, including those listed below.
For fiscal year 2022, the Compensation Committee reviewed each element of compensation described below and set the target total direct compensation opportunities of our executive officers after taking into consideration the following factors:
•a compensation analysis of competitive market data performed by Compensia;
•each executive officer’s scope of responsibilities;
•each executive officer’s skill set;
•each executive officer’s prior experience;
•each executive’s time in his or her position;
•the individual performance evaluations and the recommendations of our Chief Executive Officer; and
•general market conditions.
The Compensation Committee does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula, target percentile or multiple for establishing compensation among the executive officers or in relation to the competitive market data. Instead, the Compensation Committee relies upon its members’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives regarding each individual and makes compensation decisions accordingly.
Elements of Our Executive Compensation Program
The key elements of our executive compensation program are base salary, annual cash bonuses, and equity-based awards. Our Compensation Committee believes that a combination of these elements offers the best approach to achieving our compensation goals, including attracting and retaining talented executives and motivating our executives and other officers to expend maximum effort to achieve our strategic business goals, including the creation of long-term, sustainable growth of stockholder value.
Base Salaries
We offer base salaries that are intended to provide a level of stable fixed compensation to our executive officers for performance of day-to-day services. Base salaries for our executive officers are reviewed annually to determine whether an adjustment is warranted or required, with any changes in base salary generally effective on the first day of our fiscal year. For fiscal year 2022, our Compensation Committee approved base salary adjustments with consideration given to overall market conditions, individual performance of each our named executive officers, and competitive market data provided by Compensia.

For fiscal year 2022, the annualized base salaries for our named executive officers were as follows:

	2021	2022	%
Executive	Base Salary	Base Salary	Change
Jason Blessing	$515,000	$530,000	2.9%
John Ederer	$375,000	$386,000	2.9%
Mark Anderson	$330,000	$340,000	3.0%
Suresh Kannan	$375,000	$385,000	2.7%
Chris Lyon	$370,000	$380,000	2.7%
Annual Bonus Plan
We provide our executive officers, including our named executive officers, with the annual opportunity to earn cash bonuses to encourage the achievement of corporate and individual objectives and to reward those individuals who significantly impact our corporate results. The Compensation Committee determines and approves cash bonus decisions for our executive officers in its sole discretion based on a variety of factors, including performance versus certain Company performance metrics, as described below, as well as individual performance.
The bonus targets applicable to our named executive officers for fiscal year 2022 were as follows, which were unchanged from their applicable targets for fiscal year 2021:

Executive	FY2022 Target Opportunity (as a % of base salary)
Jason Blessing	100%
John Ederer	60%
Mark Anderson	65%
Suresh Kannan	60%
Chris Lyon	100%
Fiscal Year 2022 Performance Metrics and Actual Results
The bonus plan applicable to fiscal year 2022 was based on the attainment of a target level of adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”). Adjusted EBITDA is defined as net loss, adjusted for depreciation and amortization, stock-based compensation expense, acquisition & integration related expenses, deferred revenue adjustment, interest (income) expense, net, other (income) expenses, net, certain legal expenses, and provision for (benefit from) income taxes. Net ARR bookings and Customer Satisfaction are subject to adjustment for an individual performance factor as determined by our Chief Executive Officer and the Compensation Committee. In establishing the bonuses for named executive officers, the Net ARR bookings, EBITDA and NPS metrics were weighted at 50%, 40% and 10%, respectively. Because Mr. Lyon and Mr. Anderson are primarily responsible for revenue and renewals, their incentive opportunities include an additional emphasis on revenue generating metrics in their fiscal year 2022 plans.
The Compensation Committee approved these performance metrics since, in its view, these were strong indicators of the successful execution of our annual operating plan and that achieving the target level of Net ARR bookings, adjusted EBITDA, and Customer Satisfaction would require a focused and consistent effort by our executive officers throughout the fiscal year. The Compensation Committee may adjust the payouts resulting from our actual performance as measured against these objective metrics upward or downward based on its assessment of individual performance after considering input from our Chief Executive Officer.
For fiscal year 2022, our adjusted EBITDA was $32.1 million, equal to approximately 117% of the $27.4 million target approved at the beginning of the fiscal year. This level of performance resulted in a payout equal to 134% of target for the adjusted EBITDA component of the bonus. Our Customer Satisfaction performance was determined by our Net Promoter Score (“NPS”), which consolidates feedback from our users and provides a valuable non-financial strategic input for our leadership team in running our business. Relative to fiscal year 2021, our NPS score increased 13 points, and exceeded the target approved at the beginning of the year. This resulted in a 175% payout for the Customer Satisfaction component of the bonus.
The Company has chosen not to disclose our Net ARR bookings targets since it is an internal performance metric and the Company believes that the disclosure of such information would cause competitive harm without adding meaningfully to the understanding of its business. However, like performance targets for all metrics, the Compensation Committee has endeavored to set the performance goals at definitive, rigorous and objective levels so as to require significant effort and achievement by our executive team to be attained. Our fiscal year 2022 Net ARR bookings exceeded the target set for the year, resulting in a payout equal to 140% for this component of the bonus.

The fiscal year 2022 bonus plan also includes a feature that any amounts funded in excess of 105% of target would be paid in fully vested RSUs. Our Compensation Committee approved this plan feature taking into consideration a desire to maintain an ongoing focus on stockholder value creation and avoid any over-emphasis on short-term results that drive bonus plan payouts.
Fiscal Year 2022 Earned Bonuses
The fiscal year 2022 bonuses earned by our named executive officers reflect the corporate performance factor that was calculated based on our performance against the Net ARR bookings, adjusted EBITDA, and NPS performance goals described above. In approving the bonus payments for our non-CEO named executive officers, our Compensation Committee considered these results as well as the recommendations and individual performance evaluations provided by our Chief Executive Officer. The bonus payment for our Chief Executive Officer was recommended to our Board of Directors by our Compensation Committee following a review of our corporate financial and operational results and our CEO’s individual performance evaluation.

	FY2022 Target Opportunity		FY2022 Earned Incentives
Executive	(as a % of base salary)	FY2022 Base Salary	%	$
Jason Blessing	100%	$530,000	141.1%	$784,074
John Ederer	60%	$386,000	141.1%	$326,894
Mark Anderson (1)	65%	$340,000	135.1%	$298,552
Suresh Kannan	60%	$385,000	141.1%	$326,048
Chris Lyon (2)	100%	$380,000	142.0%	$539,623
_________________________
(1)    Mr. Anderson earned 135.1% due to his individual performance metrics having an additional revenue-generating metric specific to professional services.
(2)    Mr. Lyon earned 142.0% due to his individual performance metrics having a different weighting than the other named executive officers with a larger emphasis on net bookings in fiscal year 2022.
Equity-Based Awards
We use equity awards to motivate and reward our executive officers, including our named executive officers, for long-term corporate performance and to align their interests with those of our stockholders.
Consistent with market practice in technology companies, our long-term incentive program is comprised entirely of full-value equity vehicles, namely time-based and performance-based restricted stock units (“RSUs”). We award RSUs so as to reduce short-term dilution and stock plan share utilization, while providing a long-term, retentive element to the executive pay package. We incorporate performance-based RSUs into the program to further enhance the alignment between pay and the long-term performance of our Company.
Fiscal Year 2022 Equity Awards
In fiscal year 2022, consistent with past practice, we granted our executives, including our named executive officers a mix of performance-based and time-based RSU awards. The annual equity awards granted to our named executive officers were determined by our Compensation Committee after reviewing data from a competitive market analysis prepared by Compensia. In addition, our Compensation Committee considers the input of our CEO regarding the individual performance and pay levels for his direct reports. The combination of time-based and performance-based equity awards set forth in the table below reflect a 50% and 40% weighting on performance-based equity for our Chief Executive Officer and other named executive officers, respectively. Equity awards are granted to our named executive officers annually in November, with a target value converted into a number of shares based on the average of the closing prices of our stock during the month of October. In the case of the performance-based equity awards granted in fiscal 2021, the value of the PB-RSUs reported in the Summary Compensation Table differs from the target value established by our Compensation Committee due to the accounting treatment required for equity awards with market-based performance vesting conditions.

Executive	Time-based RSUs (#)	Performance-based RSUs (#)	One-time RSUs (#)
Jason Blessing	74,859	74,859	0
John Ederer	25,666	17,111	6,111
Mark Anderson	23,833	15,889	12,222
Suresh Kannan	25,666	17,111	12,222
Chris Lyon	31,166	20,777	12,222
Time-based RSUs
The time-based RSUs granted to our named executive officers vest over a four-year period with 6.25% of the shares subject to an award vesting each fiscal quarter. The vesting of these awards will accelerate by 100% of the remaining unvested shares in the event of a qualifying termination of employment within 12 months of a change in control of Model N as further described below.
One-Time RSUs
Taking into consideration the highly competitive market for executive talent in the software market, accounting for both private and public company competitors, and a desire to retain and motivate executives through a critical time horizon for our company. In November 2021 the Compensation Committee also approved one-time RSU awards for named executives other than our CEO. These grants will vest 50% on each of the second and third anniversaries of the grant date. The Compensation Committee believes these grants were appropriate in the context of our desire to retain and motivate executives as well as the broader trend of an increasingly competitive market for executive talent in the software sector. Additionally, in approving these grants, the Compensation Committee considered that our CEO would not be eligible for one-time RSUs and that the resulting target total compensation for each of our other NEOs, including the value of the one-time RSU awards, was within the competitive range of market data.
Performance-based RSUs
In fiscal year 2022, the Compensation Committee determined to grant a portion of the target equity grant value to our executives in the form of a new performance-based RSU program (“PB-RSU”) based on total shareholder return as measured against the total shareholder return of companies included in the Russell 3000 index. The Compensation Committee believes that this plan complements other short- and long-term incentives, provides strong alignment with shareholders, and supports a rigorous pay-for-performance approach by introducing a relative goal measured over a three-year performance period.
The PB-RSUs awarded to named executives in fiscal year 2022 are based on the percentile ranking of Model N’s total shareholder return for equally weighted two- and three-year performance periods beginning January 1, 2022 compared to the total shareholder return of each company in the Russell 3000 index. For performance shares granted in fiscal year 2022, 50% of the shares are eligible to vest, subject to performance, on the second anniversary of the performance period start date, and 50% are eligible to vest, subject to performance, on the third anniversary of the performance period start date. TSR is calculated based on the percentage change between (i) the average closing stock price for the stock for the 20 trading days ending with the last NYSE trading day preceding the first day of the performance period and (ii) the average closing stock price for the stock for the 20 trading days ending with the last trading day of the performance period, assuming all dividends are reinvested on the ex-dividend date.
As shown below, the PB-RSU plan includes challenging levels of performance for both target and maximum levels of payouts. In addition, if our TSR over the performance period is negative, the payout percentage will be capped at 100% of target for the performance period. The two- and three-year performance periods are independent; at the end of the two-year performance period, any unearned shares are forfeited and are not eligible to be earned based on our three-year relative TSR performance.

Payout Levels	Model N TSR Ranking	Payout (% of Target)
Below Threshold	< 25th Percentile	0%
Threshold	25th Percentile	25%
Target	60th Percentile	100%
Maximum	90th Percentile	200%
If Model N achieves a TSR ranking between the 25th percentile and the 60th percentile or between the 60th percentile and the 90th percentile, the number of shares paid is interpolated on a straight-line basis.
Additional Policies and Practices
Stock Ownership Guidelines
To help ensure a strong alignment between executives and stockholder interests, the Company has adopted an equity ownership policy. The Company requires the Board of Directors and the executive management team to have an equity ownership interest, which includes both vested and unvested time-based RSUs in the Company in accordance with the following schedule by the end of the fiscal year marking the fifth (5th) anniversary of becoming subject to these guidelines:

Position	Requirement
Board of Directors	Lesser of 3x Annual Retainer or 12,000 shares
Chief Executive Officer	Lesser of 3x Annual Base Salary or 100,000 shares
Other Executive Officers	Lesser of 1x Annual Base Salary or 30,000 shares
It is expected that an individual who is subject to the policy will be in compliance with the guidelines by the end of the fiscal year marking the fifth anniversary of becoming subject to the policy. Interim targets to achieve are as follows:
•20-25% after year 2
•40-50% after year 3
•70-75% after year 4
•Compliance by year 5
As of September 30, 2022, each member of our Board of Directors and each of our named executive officers satisfied the applicable ownership guideline.
Anti-Hedging and Pledging Policies
Under our Insider Trading Policy, directors and executive officers, as well as other employees, are prohibited from engaging in the following activities with respect to the Company’s common stock:
•Hedging their interest in Company shares by selling short or trading or purchasing “put” or “call” options on our common stock or engaging in similar transactions; and
•Pledging any shares of our common stock without prior clearance from our Corporate Compliance Officer as outlined in our Insider Trading Policy.
As of the date of this Proxy Statement, no shares of Company common stock were pledged by any director or executive officer.
Clawback Policy
Our Compensation Committee determined that it is in the Company’s best interests to ensure that all performance-based cash compensation and equity awards reflect actual performance. We have a clawback policy (the “Clawback Policy”) that covers current and former executive officers, including all officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended and applies to their incentive-based cash compensation and performance- and time-based equity awards.
In the event that compensation is predicated upon the Company achieving certain financial results, and the quarterly or annual financial statements (whether audited or unaudited) are adjusted to correct one or more errors that have a material impact on the Company’s financial statements and the Committee determines that the Executive Officer engaged in fraud or intentional misconduct that materially contributed to the need for such restatement, then the Committee shall, in such circumstances as it deems appropriate, recoup or require forfeiture of any incentive-based cash compensation and performance- and time-based equity awards which recoupment or forfeiture may, in the Committee’s discretion, relate to all or any portion of such amounts that are in excess of any compensation that would have been earned by any Executive Officer based upon the restated financial results, whether such amounts have already been earned, paid, or vested, or whether such amounts are subject to unearned, unvested or unpaid outstanding awards.
Benefits and Perquisites
Our employee benefit programs, including our health, dental, vision, life insurance and disability programs, are designed to provide a competitive level of benefits to our employees generally, including our named executive officers and their families. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Our named executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other United States full-time employees. The Company has a savings plan that qualifies under Section 401(k) of the Internal Revenue Code. Under the Section 401(k) Plan, employer matching contributions are based upon the amount of the employees’ contributions subject to certain limitations.
Our executive officers are generally not provided any perquisite or other benefits not available to our other employees. As disclosed in the Summary Compensation Table below, we do provide our Chief Executive Officer with a car service in connection with his roundtrip commute from his home to our headquarters in San Mateo, California. Our Compensation Committee approved this perquisite in connection with Mr. Blessing’s offer of employment, and believes this expense is in the Company’s interest as a way to maximize Mr. Blessing’s ability to focus on Company business.

Tax and Accounting Treatment of Compensation
We account for the equity compensation awarded to our executive officers and other employees under ASC 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred. In addition, Section 162(m) of the Internal Revenue Code generally disallows companies to deduct for tax purposes individual compensation expense in excess of $1,000,000 paid to certain executive officers within a taxable year. The Compensation Committee seeks to balance the cost and benefit of accounting and tax impacts with our executive compensation goals designed to promote long-term interests. Accordingly, the Compensation Committee retains discretion to approve new compensation or modify existing compensation arrangements that result in a loss of tax deductibility when it believes that such payments are appropriate to attract and retain executive talent.

EMPLOYMENT ARRANGEMENTS
Employment, Severance and Change in Control Arrangements
We have entered into an employment agreement or offer letter with each of our named executive officers in connection with their commencement of employment with us. Each of these arrangements was negotiated with oversight from the Compensation Committee of our Board of Directors.
Typically, these arrangements provide for at-will employment and included our named executive officers’ initial base salary, a discretionary annual incentive bonus opportunity and standard employee benefit plan participation. These arrangements also provided for a recommended equity award grant to be submitted to the Compensation Committee of our Board of Directors for approval, with an exercise price, in the case of stock options, equal to the fair market value of our common stock on the date of grant and subject to our specified vesting requirements. These employment arrangements were each subject to execution of our standard confidential information and invention assignment agreement.
Jason Blessing. We entered into an employment agreement (“Employment Agreement”) with Mr. Blessing, Chief Executive Officer, on May 7, 2018. Pursuant to the Employment Agreement, Mr. Blessing’s initial base salary was established at $415,000 per year. In addition, Mr. Blessing is eligible to receive an annual target bonus of at least 100% of his base salary based on the achievement of individual and Company objectives. On June 7, 2018, in accordance with the terms of his Employment Agreement, Mr. Blessing was granted initial equity awards of (i) $2,175,000 worth of restricted stock units that will vest over four years with 25% vesting on the first annual anniversary of the vesting commencement date and 6.25% vesting thereafter on each quarterly anniversary of the vesting commencement date; and (ii) $2,175,000 worth of performance-based restricted stock units that will vest over three years with 50% vesting on each of the second and third annual anniversary of the vesting commencement date, subject to the achievement of certain performance criteria. Mr. Blessing’s employment is at will and may be terminated at any time, with or without cause.
John Ederer. We entered into an offer letter agreement with Mr. Ederer, Chief Financial Officer, on December 23, 2020. Pursuant to the offer letter, Mr. Ederer’s initial base salary was established at $375,000 per year. In addition, Mr. Ederer is eligible to receive an annual target bonus of $225,000 based on the achievement of Company and personal objectives. On March 9, 2021, in accordance with the terms of his offer letter, Mr. Ederer was granted initial equity awards of (i) $1,650,000 worth of restricted stock units that will vest over four years with 25% vesting on the first annual anniversary of the vesting commencement date and 6.25% vesting thereafter on each quarterly anniversary of the vesting commencement date; and (ii) $1,100,000 worth of performance-based restricted stock units that will vest over three years with 50% vesting on each of the second and third annual anniversary of the vesting commencement date, subject to the achievement of certain performance criteria. Mr. Ederer’s employment is at will and may be terminated at any time, with or without cause.
Mark Anderson. We entered into an offer letter agreement with Mr. Anderson, Chief Services Officer, on March 30, 2016. Pursuant to the employment agreement, Mr. Anderson’s initial base salary was established at $275,000 per year. In addition, Mr. Anderson is eligible to receive an annual target bonus of $125,000 based on the achievement of Company and personal objectives. On May 12, 2016, Mr. Anderson was granted initial equity awards of (i) $250,000 worth of restricted stock units that will vest over four years with 25% vesting on each annual anniversary of the 15th day of the second month of the quarter; and (ii) $500,000 worth of performance-based restricted stock units that will vest over three years with 50% vesting on the second and third annual anniversary of the vesting commencement date, subject to the achievement of certain performance criteria. Mr. Anderson’s employment is at will and may be terminated at any time, with or without cause.
Suresh Kannan. We entered into an offer letter agreement with Mr. Kannan, Chief Product Officer, on September 6, 2019. Pursuant to the offer letter, Mr. Kannan’s initial base salary was established at $360,000 per year. In addition, Mr. Kannan is eligible to receive an annual variable compensation target bonus equal to 60% of the base salary if Company and personal assignment achievement is reached. In accordance with the terms of his offer letter, Mr. Kannan was granted initial equity awards of (i) $1,750,000 worth of restricted stock units that will vest over four years with 25% vesting on the first annual anniversary of the 15th day of the second month of the quarter and 6.25% vesting thereafter on each quarterly anniversary of the vesting commencement date; (ii) $750,000 worth of performance-based restricted stock units that will vest over three years with 33% vesting on the first annual anniversary of the vesting commencement date, and 8.375% vesting thereafter on each quarterly anniversary of the vesting commencement date, subject to the achievement of certain performance criteria; and (iii) $100,000 worth of Special Equity that will vest fully on the six month anniversary of his start date. Mr. Kannan’s employment is at will and may be terminated at any time, with or without cause.
Chris Lyon. We entered into an offer letter agreement with Mr. Lyon, Chief Revenue Officer, on March 27, 2019. Pursuant to the offer letter, Mr. Lyon’s initial base salary was established at $335,000 per year. In addition, Mr. Lyon is eligible to receive an annual variable compensation target bonus potential of approximately $335,000 if 100% of personal assignment achievement is reached. On June 12, 2019, Mr. Lyon was granted initial equity awards of (i) $910,000 worth of restricted stock units that will vest over four years with 25% vesting on the first annual anniversary of the 15th day of the second month of the quarter and 6.25% vesting thereafter on each quarterly anniversary of the vesting commencement date; and (ii) $390,000 worth of performance-based restricted stock units that will vest over three years with 33% vesting on the first annual anniversary of the vesting commencement date, and 8.375% vesting thereafter on each quarterly anniversary of the vesting commencement date, subject to the achievement of certain performance criteria. Mr. Lyon’s employment is at will and may be terminated at any time, with or without cause.
Severance and Change in Control Arrangements
The Compensation Committee considers maintaining a stable and effective management team to be essential to protecting the best interests of Model N and its stockholders. Accordingly, our equity award agreements with each of our named executive officers provide for acceleration of vesting of 100% of the unvested shares of our common stock underlying such equity awards in the event of an involuntary termination of employment (as such term is defined in the equity award agreement) within 12 months following a change in control in our Company.
In addition, we entered into a Change in Control and Severance Agreement (“Severance Agreement”) with each of our named executive officers. The Severance Agreements provide that in exchange for a customary release of claims, upon a qualifying termination, which means a termination by us without “cause” or a resignation by the executive officer for “good reason,” (each as defined in the Severance Agreement) each named executive officer who is currently employed by us (other than our Chief Executive Officer) would be entitled to receive: (i) a lump sum severance payment of six months of base salary plus an amount equal to his or her annual target bonus payment for the year of termination, pro-rated to reflect the partial year of service and (ii) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for the named executive officer and his or her covered dependents for up to six months will be paid by the Company. If the executive officer is subject to a qualifying termination within the 12 months following a change in control, then in lieu of the foregoing, the Severance Agreement provides the following benefits to such individual in exchange for a customary release of claims: (i) a lump sum severance payment of 12 months base salary plus a 100% target bonus payment, (ii) payment of premiums for continued medical benefits for the named executive officer and his or her covered dependents for up to 12 months and (iii) each of the executive officer’s outstanding equity awards will accelerate and become vested and exercisable, as applicable, as to 100% of the underlying shares, with any awards subject to performance-based vesting deemed earned based on actual achievement or if no such achievement has been determined, at 100% of target.
Our Severance Agreement with our Chief Executive Officer provides that in exchange for a customary release of claims, upon a qualifying termination, which means a termination by us without “cause” or a resignation by the Chief Executive Officer for “good reason,” (each as defined in the Severance Agreement)our Chief Executive Officer would be entitled to receive: (i) a lump sum severance payment of 12 months of base salary plus an amount equal to his or her annual target bonus payment for the year of termination, pro-rated to reflect the partial year of service and (ii) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for the Chief Executive Officer and his covered dependents for up to 24 months will be paid by the Company. If the Chief Executive Officer is subject to a qualifying termination within the 12 months following a change in control, then in lieu of the foregoing, the Severance Agreement provides the following benefits in exchange for a customary release of claims: (i) a lump sum severance payment of 18 months base salary plus a 100% target bonus payment, (ii) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for the Chief Executive Officer and his covered dependents for up to 24 months and (iii) each of his outstanding equity awards will accelerate and become vested and exercisable, as applicable, as to 100% of the underlying shares, with any awards subject to performance-based vesting deemed earned based on actual achievement or if no such achievement has been determined, at 100% of target.
These severance arrangements are intended to support our named executive officers’ continued attention, dedication and continuity with respect to their roles and responsibilities without the distraction that may arise from the possibility or occurrence of a change of control of Model N. Each Severance Agreement has an initial term of three years following the effective date, and will automatically renew for successive three-year periods unless the Company provides the executive officer with notice of non-renewal at least three months prior to the end of the applicable term.

Potential Cost of Termination Payments
In the table below, we have estimated the potential cost to us of the compensation to which each named executive officer would be entitled in the event of a qualifying termination of employment outside of a change of control of the Company and within 12 months of a change of control of the Company, effective as of September 30, 2022. In each case, equity compensation values are based on the closing price per share of our common stock on September 30, 2022 of $34.23.

	Qualifying Termination			Qualifying Termination in Connection with a Change in Control
Named Executive Officer	Cash Payments ($)	Benefits ($)	Total ($)	Cash Payments ($)	Benefits ($)	Equity Compensation ($)	Total ($)
Jason Blessing	1,060,000	62,745	1,122,745	1,325,000	62,745	8,661,183	10,048,927
John Ederer	424,600	15,686	440,286	617,600	31,372	3,483,861	4,132,833
Mark Anderson	391,000	8,468	399,468	561,000	16,936	2,454,702	3,032,637
Suresh Kannan	423,500	1,075	424,575	616,000	2,150	3,107,742	3,725,892
Chris Lyon	570,000	12,240	582,240	760,000	24,480	3,389,010	4,173,490

SUMMARY COMPENSATION TABLE
The following table provides information regarding all plan and non-plan compensation awarded to, earned by or paid to each of our named executive officers during the fiscal years ended September 30, 2022, 2021 and 2020, as applicable.

Name and Principal Position	Fiscal Year	Base Salary ($)	Bonus ($)		Non-Equity Incentive Plan Compensation ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)		Total ($)
Jason Blessing	2022	530,000	—		748,074	5,798,205	2,807	(4)	7,079,086
Chief Executive Officer and	2021	515,000	—		758,203	4,283,768	—		5,556,971
Member of the Board	2020	500,000	—		440,000	3,872,624	9,774	(4)	4,822,398
John Ederer (5)	2022	386,000	—		326,894	1,816,791	—		2,529,685
Chief Financial Officer	2021	281,250	50,000	(6)	247,760	3,232,755	—		3,811,765
Mark Anderson	2022	340,000	—		298,552	1,906,446	—		2,544,998
Chief Services Officer	2021	330,000	—		337,142	887,407	—		1,554,549
	2020	320,000	—		209,618	747,480	—		1,277,098
Suresh Kannan	2022	385,000	—		326,048	2,021,571	—		2,732,619
Chief Product Officer	2021	375,000	—		331,254	1,148,354	—		1,854,608
	2020	360,000	—		190,080	2,770,203	—		3,320,283
Chris Lyon	2022	380,000	—		539,623	2,366,978	—		3,286,601
Chief Revenue Officer	2021	370,000	—		515,280	1,148,354	—		2,033,634
	2020	355,000	—		213,000	1,064,610	—		1,632,610
_________________________
(1)    The amounts in this column reflect cash bonus awards earned by the named executive officers under our bonus plans applicable to fiscal years 2022, 2021 and 2020, as applicable. The bonus plan applicable to fiscal year 2022 is discussed in greater detail in “Executive Compensation” above. Fiscal year 2022 bonuses reflect 141.1% achievement, except for Chris Lyon's and Mark Anderson's bonuses which reflect 142.0% and 135.1% achievement, respectively, due to each of their individual performance metrics.
(2)    The amounts reported in this column represent the aggregate grant date fair value of RSU awards granted under our 2013 Equity Incentive Plan and 2021 Equity Incentive Plan (which replaced the 2013 Equity Incentive Plan) to our named executive officers during the fiscal years ended September 30, 2022, 2021 and 2020 as computed in accordance with Accounting Standards Codification Topic 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the RSU awards reported in this column are set forth in Note 14 to our consolidated financial statements included in our fiscal year 2021 Annual Report on Form 10-K filed on November 18, 2022. Note that the amounts reported in this column reflect the accounting cost for these RSU awards, and do not correspond to the actual economic value that may be received by our named executive officers from the RSU awards.
(3)    The fiscal year 2022 stock awards are discussed in greater detail in “Executive Compensation” above.
(4)    Pursuant to Mr. Blessing's employment agreement, the Company provides a car service in connection with Mr. Blessing's roundtrip commute between his home and the Company's offices in San Mateo, California.
(5)    Mr. Ederer was not an employee of the Company prior to fiscal year 2021.
(6)    Value represents a one-time sign-on bonus paid in cash to Mr. Ederer.

Grants of Plan-Based Awards During Fiscal Year 2022 Table
The following table provides information related to grants of plan-based awards to our named executive officers during fiscal year 2022:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (1)
Name	Grant Date	Target ($)(1)	Maximum ($)(2)	Target (#)	Maximum (#)	All Other Stock Awards; Numbers of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(3)
Jason Blessing	11/13/2021	—	—	74,859	149,718	—	3,289,680
	11/13/2021	—	—	—	—	74,859	2,508,525
		530,000	1,060,000
John Ederer	11/13/2021	—	—	17,111	34,222	—	751,944
	11/13/2021	—	—	—	—	31,777	1,064,847
		231,600	463,200
Mark Anderson	11/13/2021	—	—	15,889	31,778	—	698,243
	11/13/2021	—	—	—	—	36,055	1,208,203
		221,000	442,000
Suresh Kannan	11/13/2021	—	—	17,111	34,222	—	751,944
	11/13/2021	—	—	—	—	37,888	1,269,627
		231,000	462,000
Chris Lyon	11/13/2021	—	—	20,777	41,554	—	913,046
	11/13/2021	—	—	—	—	43,388	1,453,932
		380,000	760,000
_________________________
(1)    There are no threshold levels for the award.
(2)    Maximum performance for fiscal year 2022 was capped at 200% of target due to plan design.
(3)    The amounts reported in this column represent the aggregate grant date fair value of stock awards granted under our 2021 Equity Incentive Plan to our named executive officers during the fiscal year ended September 30, 2022 as computed in accordance with Accounting Standards Codification Topic 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in Note 2 to our consolidated financial statements included in our fiscal year 2022 Annual Report on Form 10-K. Note that the amounts reported in this column reflect the accounting cost for these equity awards, and do not correspond to the actual economic value that may be received by our named executive officers from the equity awards.

Outstanding Equity Awards at 2022 Fiscal Year-End Table
The following table provides information regarding outstanding RSUs held by our named executive officers as of September 30, 2022.

		Stock Awards
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jason Blessing	11/30/2018	(3)	4,093	140,103	—	—
	11/22/2019	(3)	19,951	682,923	—	—
	12/04/2020	(3)	31,662	1,083,790	—	—
	11/13/2021	(3)	60,822	2,081,937	—	—
	11/22/2019	(5)	—	—	5,347	183,028
	12/04/2020	(6)	—	—	56,295	1,926,978
	11/13/2021	(6)	—	—	74,859	2,562,424
John Ederer	03/09/2021	(2)	27,920	955,702	—	—
	11/13/2021	(3)	20,852	713,764	0	—
	11/13/2021	(4)	6,111	209,180	0	—
	03/09/2021	(6)	0	—	29,784	1,019,506
	11/13/2021	(6)	0	—	17,111	585,710
Mark Anderson	11/30/2018	(3)	974	33,340	—	—
	11/22/2019	(3)	5,041	172,553	—	—
	12/04/2020	(3)	8,073	276,339	—	—
	11/13/2021	(3)	19,363	662,795	—	—
	11/13/2021	(4)	12,222	418,359	0	—
	11/22/2019	(5)	—	—	579	19,819
	12/04/2020	(6)	—	—	9,571	327,615
	11/13/2021	(6)	—	—	15,889	543,880
Suresh Kannan	11/22/2019	(2)	15,540	531,934	—	—
	12/04/2020	(3)	10,449	357,669	—	—
	11/13/2021	(3)	20,852	713,764	—	—
	11/13/2021	(4)	12,222	418,359	—	—
	11/22/2019	(5)	—	—	2,231	76,367
	12/04/2020	(6)	—	—	12,385	423,939
	11/13/2021	(6)	—	—	17,111	585,710
Chris Lyon	06/12/2019	(2)	9,201	314,950	—	—
	11/22/2019	(3)	7,760	265,625	—	—
	12/04/2020	(3)	10,449	357,669	—	—
	11/13/2021	(3)	25,322	866,772	—	—
	11/13/2021	(4)	12,222	418,359	—	—
	11/22/2019	(5)	—	—	891	30,499
	12/04/2020	(5)	—	—	12,385	423,939
	11/13/2021	(6)	—	—	20,777	711,197
___________________________
(1)    The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing price of our common stock on September 30, 2022, which was $34.23.
(2)    The shares subject to this RSU award vest as to 25% on the first annual anniversary of the vesting commencement date and 6.25% vesting thereafter on each quarterly anniversary of the vesting commencement date.
(3)    The shares subject to this RSU award vest as to 6.25% on each quarterly anniversary of the vesting commencement date.
(4)    The shares subject to this RSU award vest as to 50% on the second and third annual anniversaries of the vesting commencement date.
(5)    The shares subject to this performance-based RSU award vest as to 33% on the first annual anniversary of the vesting commencement date and 8.375% vesting thereafter on each quarterly anniversary of the vesting commencement date based on the achievement of certain Gross Recurring Revenue bookings targets.
(6)    The shares subject to this performance-based RSU award vest as to 50% on the second and third annual anniversaries of the vesting commencement date based on the performance of our stock price relative to the Russell 3000 Index.

Stock Vested During Fiscal Year 2022 Table
The following table provides information related to the vesting of RSUs held by our named executive officers during fiscal year 2022. Our named executive officers did not exercise any options during fiscal year 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jason Blessing	109,128	$3,174,091
John Ederer	23,741	$650,521
Mark Anderson	22,602	$655,900
Suresh Kannan	33,690	$978,177
Chris Lyon	40,437	$1,167,824
__________________________
(1)    The aggregate value realized upon the vesting of an RSU represents the aggregate market price of the shares of our common stock on the date of vesting.
CEO Pay Ratio
As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer:
The fiscal year 2022 annual total compensation of our Chief Executive Officer was $7,079,086, the fiscal year 2022 annual total compensation of our median compensated employee was $92,328, and the ratio of these amounts is 77 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules. For purposes of calculating the pay ratio for fiscal year 2022, we elected to use as our median employee the same individual that we originally identified as our median employee for 2020 because there was no significant change to our employee population or compensation arrangements that we reasonably believed would significantly impact our pay ratio disclosure.
For a description of our methodology for identifying the median employee, see “CEO Pay Ratio Disclosure” in our definitive proxy statement filed with the SEC on January 8, 2021.
We then calculated the annual total compensation for this individual using the same methodology we use to calculate the amount reported for our CEO in the “Total” column of the 2022 Summary Compensation Table as set forth in this proxy statement.
The SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

COMPENSATION COMMITTEE REPORT
The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.
In reliance on the reviews and discussions referred to above and the review and discussion of the section captioned “Compensation Discussion and Analysis” with our management, our Compensation Committee has recommended to our Board of Directors that the section captioned “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Alan Henricks (Chair)
Baljit Dail
Kim DeCarlis
Dave Yarnold

EQUITY COMPENSATION PLAN INFORMATION
Securities Authorized for Issuance Under Equity Compensation Plans
The following table includes information as of September 30, 2022 for equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,059,411	(1)	$13.50	4,587,501	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	2,059,411		$13.50	4,587,501
____________________
(1)    Excludes purchase rights accruing under our 2021 Employee Stock Purchase Plan and includes 2,059,411 shares subject to RSUs, including outstanding unvested performance share awards assuming target achievement under such awards. Assuming maximum performance under such performance share awards, this amount would be 1,729,436 shares.
(2)    Includes 2,740,349 shares of common stock that remain available for purchase under the 2021 Employee Stock Purchase Plan, and 2,507,102 shares of common stock that remain available for purchase under our 2021 Equity Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of December 21, 2022, certain information regarding beneficial ownership of our common stock (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of common stock, (b) by each director and nominee for director, (c) by named executive officers (as defined in “Executive Compensation” above) and (d) by all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 37,734,691 shares of common stock outstanding at December 21, 2022. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options and RSUs held by that person or entity that are currently exercisable or releasable, or that will become exercisable or releasable within 60 days of December 21, 2022. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Model N, Inc., 777 Mariners Island Boulevard, Suite 300, San Mateo, California 94404.

	Shares Beneficially Owned (as of December 21, 2022)
	Number	Percent
Named Executive Officers, Directors and Director Nominees:
Jason Blessing (1)	315,239	*
John Ederer (2)	26,443	*
Mark Anderson (3)	111,053	*
Suresh Kannan (4)	47,571	*
Chris Lyon (5)	50,346	*
Tim Adams (6)	22,365	*
Baljit Dail (7)	50,536	*
Kimberly DeCarlis (8)	11,857	*
Melissa Fisher (9)	47,866	*
Manisha Shetty Gulati (10)	10,742	*
Alan Henricks (11)	24,721	*
Scott Reese (12)	22,495	*
Dave Yarnold (13)	22,571	*
All directors and executive officers as a group (15 persons) (14):	864,449	2.3%
5% Stockholders:
Conestoga Capital Advisors, LLC (15)	5,179,067	13.7%
Neuberger Berman Group, LLC (16)	3,319,642	6.8%
Artisan Partners (17)	3,256,314	8.6%
First Light Asset Management, LLC (18)	2,642,617	7.0%
BlackRock, Inc. (19)	2,491,068	6.6%
Clearbridge Investments, LLC (20)	2,284,732	6.1%
Joshua M. Schwartz (21)	2,113,874	5.6%
_________________________
*    Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
(1)    Consists of 303,052 shares held by Mr. Blessing and 12,187 shares subject to restricted stock units held by Mr. Blessing that are releasable within 60 days of December 21, 2022.
(2)    Consists of 22,047 shares held by Mr. Ederer and 4,396 shares subject to restricted stock units held by Mr. Ederer that are releasable within 60 days of December 21, 2022.
(3)    Consists of 107,658 shares held by Mr. Anderson and 3,395 shares subject to restricted stock units held by Mr. Anderson that are releasable within 60 days of December 21, 2022.
(4)    Consists of 40,921 shares held by Mr. Kannan and 6,650 shares subject to restricted stock units held by Mr. Kannan that are releasable within 60 days of December 21, 2022.
(5)    Consists of 42,618 shares held by Mr. Lyon, of which 30,473 shares are held by Mr. Lyon and his spouse as the trustees and beneficiaries of the Christopher J Lyon Revocable Trust. and 7,728 shares subject to restricted stock units held by Mr. Lyon that are releasable within 60 days of December 21, 2022.
(6)    Consists of 20,613 shares held by Mr. Adams and 1,752 shares subject to restricted stock units held by Mr. Adams that are releasable within 60 days of December 21, 2022.
(7)     Consists of 48,617 shares held by Mr. Dail and 1,919 shares subject to restricted stock units held by Mr. Dail that are releasable within 60 days of December 21, 2022.

(8)    Consists of 10,268 shares held by Ms. DeCarlis and 1,589 shares subject to restricted stock units held by Ms. DeCarlis that are releasable within 60 days of December 21, 2022.
(9)    Consists of 46,241 shares held by Ms. Fisher as the trustee of The Melissa B Fisher Revocable Trust dated 4/29/19, and 1,625 shares subject to restricted stock units held by Ms. Fisher that are releasable within 60 days of December 21, 2022.
(10)    Consists of 9,171 shares held by Ms. Gulati and 1,571 shares subject to restricted stock units held by Ms. Gulati that are releasable within 60 days of December 21, 2022.
(11)    Consists of 22,987 shares held by Mr. Henricks and 1,734 shares subject to restricted stock units held by Mr. Henricks that are releasable within 60 days of December 21, 2022.
(12)    Consists of 20,870 shares held by Mr. Reese and 1,625 shares subject to restricted stock units held by Mr. Reese that are releasable within 60 days of December 21, 2022.
(13)    Consists of 20,909 shares held by Mr. Yarnold and 1,662 shares subject to restricted stock units held by Mr. Yarnold that are releasable within 60 days of December 21, 2022.
(14)     Consists of 811,280 shares held by our directors and executive officers as a group and 53,169 shares subject to options and restricted stock units that are exercisable or releasable within 60 days of December 21, 2022 held by our directors and executive officers as a group.
(15)     Based on Schedule 13G filed on January 10, 2022 with the SEC. Consists of (i) 5,179,067 shares of common stock indirectly beneficially owned by Conestoga Capital Advisors LLC, of which it has sole voting power over 4,943,592 shares of common stock and sole dispositive power over 5,179,067 shares of common stock; and (ii) 3,382,844 shares of common stock beneficially owned by Conestoga Small Cap Fund, of which it has sole voting and dispositive power over 3,382,844 shares. The address of each reporting person is 550 E. Swedesford Rd. Suite 120 Wayne, PA 19087.
(16)    Based on Schedule 13G filed on February 14, 2022 with the SEC. Consists of 3,319,642 shares of common stock beneficially owned by Neuberger Berman Group LLC and its affiliates, who have shared voting power over 3,287,550 shares and shared dispositive power over 3,319,642 shares of unrelated clients. Neuberger Berman Group LLC and its affiliates do not have any economic interest in the securities of those clients. The clients have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. No one client has an interest of more than 5% in the common stock of Model N, Inc. In addition to the holdings of individual advisory clients, Neuberger Berman Investment Advisers LLC serves as investment manager of Neuberger Berman Group LLC’s various registered mutual funds which hold such shares. Neuberger Berman Investment Advisers LLC also has shared power to dispose but does not have voting power over certain shares from individual client accounts. The address of each reporting person is 1290 Avenue of the Americas, New York, NY 10104.
(17)    Based on Schedule 13G filed on February 4, 2022 with the SEC. Consists of 3,256,314 shares of common stock beneficially owned by Artisan Partners Limited Partnership (“APLP”), Artisan Investments GP LLC (“Artisan Investments”), Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Partners Asset Management Inc (“APAM”) and Artisan Partners Funds, Inc. (“Artisan Funds”), of which (i) APLP, Artisan Investments, Artisan Holdings and APAM have shared voting and dispositive power over 3,256,314 shares; and (ii) Artisan Funds has shared voting and dispositive power over 2,158,710 shares. Artisan Holdings is the sole limited partner of APLP and the sole member of Artisan Investments; Artisan Investments is the general partner of APLP; APAM is the general partner of Artisan Holdings. All reported shares have been acquired on behalf of discretionary clients of APLP. Persons other than APLP are entitled to receive all dividends from, and proceeds from the sale of, those shares. None of those persons, to the knowledge of APLP, Artisan Investments, Artisan Holdings, APAM and Artisan Funds has an economic interest in more than 5% of the class. The address of each reporting person is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.
(18)    Based on Schedule 13G filed February 14, 2022 with the SEC. Consists of (i) 2,642,617 shares of common stock beneficially owned by Mathew P. Arens, who has sole voting and dispositive power over 14,250 shares of common stock and shared voting and dispositive power over 2,628,367 shares of common stock; and (ii) 2,608,073 shares of common stock beneficially owned by First Light Asset Management, LLC, of which it has shared voting and dispositive power over 2,608,073 shares of common stock. The address of the reporting person is 3300 Edinborough Way, Suite 201, Edina, MN 55435.
(19)    Based on Schedule 13G filed February 3, 2022 with the SEC. Consists of 2,491,068 shares of common stock beneficially owned by BlackRock, Inc., which has (i) sole voting power over 2,448,005 shares of common stock; and (ii) sole dispositive power over 2,491,068 shares of common stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of Model N, Inc. No one person's interest in the common stock of Model N, Inc is more than five percent of the total outstanding common shares. The address of the reporting person is 55 East 52nd Street, New York, NY 1005.
(20)    Based on Schedule 13G filed February 10, 2022 with the SEC. Consists of 2,284,732 shares of common stock beneficially owned by ClearBridge Investments, LLC, which has (i) sole voting power over 2,284,308 shares of common stock; and (ii) sole dispositive power over 2,284,732 shares of common stock. The clients of ClearBridge Investments, LLC, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or power to direct the receipt of dividends from, and the proceeds from the sale of, the securities reported herein. ClearBridge Small Cap Growth Fund, an investment company registered under the Investment Company Act of 1940 and managed by ClearBridge Investments, LLC, has an interest in 1,943,052 shares or 5.4% of the class of securities reported herein. The address of the reporting person is 620 8th Ave., New York, NY 10018.
(21)    Based on a Schedule 13G filed on January 7, 2021 with the SEC. Consists of (i) 56,093 shares of common stock beneficially owned by Joshua Schwartz; (ii) 396,652 shares of common stock beneficially owned by JL Nominees Pty Ltd (“JLN”); (iii) 396,652 shares of common stock beneficially owned by Justin Liberman; (iv) 571,021 shares of common stock beneficially owned by LL Nominees Pty Ltd (“LLN”); (v) 571,021 shares of common stock beneficially owned by Laini Liberman; (vi) 1,090,108 shares of common stock beneficially owned by NL Nominees Pty Ltd (“NLN”); and (vii) 1,090,108 shares of common stock beneficially owned by Nic Liberman. JLN is a proprietary company which acts as the trustee for the Justin Liberman Family Trust. LLN is a proprietary company which acts as the trustee for the Laini Liberman Family Trust. NLM is a proprietary company which acts as the trustee for the Nic Liberman Family Trust. Justin Liberman (“JL”), Laini Liberman (“LL”) and Nic Liberman (“NL”) are each the Director of JLN, LLN and NLN, respectively. Each of JL, LL and NL has the power to vote and dispose of the securities owned by JLN, LLN and NLN, respectively. Accordingly, each of JL, LL and NL is deemed to beneficially own the securities owned by JLN, LLN and NLN, respectively. Joshua Schwartz is serving as advisor to each of JLN, LLN and NLN in regard to the Common Stock owned by it, and Joshua Schwartz has sole voting and dispositive power over the 56,093 shares of common stock held by him. As advisor, Mr. Schwartz has assisted in the selection, timing, sizing and duration of each such proprietary company’s investment in the common stock. The address of Joshua Schwartz is c/o the Law Office of Matthew J. Day PLLC, 120 W. 45th Street, Suite 3600, New York, NY 10036.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal year 2022, all Section 16(a) filing requirements were satisfied on a timely basis except for: (1) one Form 4 reporting two transactions that were filed late by Mr. Lyon and one transaction that was filed late by Mr. Lyon that occurred after the end of fiscal year 2022, all of which were transactions into and out of a trust of which Mr. Lyon and his spouse are the trustees and beneficiaries, and (2) one Form 4 reporting four transactions that were filed late by Ms. Fisher, sixteen transactions that were filed late by Ms. Fisher that occurred prior to the beginning of fiscal year 2022, and one transaction that was filed late by Ms. Fisher that occurred after the end of fiscal year 2022, all of which were transactions into and out of a trust of which Ms. Fisher is the trustee and beneficiary.
ADDITIONAL INFORMATION
Stockholder Proposals for 2024 Annual Meeting
Any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2024 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than September 8, 2023. Such proposals must be delivered to the Corporate Secretary of Model N at the address listed on the front page.
Proposals of stockholders that are not eligible for inclusion in the Proxy Statement and proxy for our 2024 Annual Meeting of Stockholders, or that concern one or more nominations for Directors at the meeting, must comply with the procedures, including minimum notice provisions, contained in our Bylaws. Notice must be received by the Corporate Secretary of Model N at the address listed on the front page, no earlier than November 3, 2023 and no later than December 3, 2023.
However, if the date of our 2024 Annual Meeting of Stockholders is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of the date of the previous year’s annual meeting, then, for notice to the stockholder to be timely, it must be so received by the Corporate Secretary at the address listed on the front page not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the later of (1) the 75th day prior to such annual meeting, or (2) the tenth day following the day on which public announcement of the date of such annual meeting is first made. Stockholders are advised to review the Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and nominations.
In addition to satisfying the requirements under our Bylaws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than December 18, 2023.
A copy of the pertinent provisions of the Bylaws is available upon request to the Corporate Secretary of Model N at the address listed on the front page.
Solicitation of Proxies
We will bear the expense of preparing, printing and distributing proxy materials to our stockholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees or our agents. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock for which they are record holders.
Fiscal Year 2022 Annual Report on Form 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and our 2023 proxy statement, each as filed with the SEC, is available, without charge, by mailing a request to Investor Relations, Model N, Inc., 777 Mariners Island Boulevard, Suite 300, San Mateo, California 94404. The Annual Report on Form 10-K and proxy statement are also available at the web address shown on the Notice of Annual Meeting of Stockholders and under the “Investors” section on our website at: http://investor.modeln.com/annual-meeting/Index?KeyGenPage=1073749823.

OTHER MATTERS
We know of no other matters that are likely to be brought before the meeting. If, however, other matters that are not now known or determined come before the meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.
MODEL N, INC.
January 6, 2023
San Mateo, California

APPENDIX A
Model N, Inc.
Amended and Restated 2021 Equity Incentive Plan

1.PURPOSE. The purpose of this Plan is to provide incentives to attract, retain, and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents, Subsidiaries, and Affiliates that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 28.

2.SHARES SUBJECT TO THE PLAN
2.1    Number of Shares Available. Subject to Sections 2.5 and 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of the date of adoption of the Plan by the Board, is five million two-hundred thousand (5,200,000) Shares, plus (a) any reserved Shares not issued or subject to outstanding awards granted under the Company’s 2013 Equity Incentive Plan, as amended (the “Prior Plan”) on the Effective Date (as defined below), (b) Shares that are subject to awards, other than an Option or a SAR, granted under the Prior Plan that cease to be subject to such awards by forfeiture or otherwise after the Effective Date,.
2.2    Lapsed, Returned Awards. Shares subject to Awards will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (a) are subject to Awards granted under this Plan that are forfeited, or (b) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued. Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be available for future issuance under the Plan. In addition, upon exercise of SARs, the gross number of Shares exercised shall be deducted from the total number of Shares remaining available for issuance under the Plan. Also, Shares purchased in the open market using proceeds received upon the exercise of an Option shall not be available for future issuance under the Plan. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 2.2 will not include Shares subject to Awards that initially became available because of the substitution clause in Section 21.2 hereof.
2.3    Minimum Share Reserve. At all times the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all outstanding Awards granted under this Plan.
2.4    ISO Limitation. No more than Five Million (5,000,000) Shares will be issued pursuant to the exercise of ISOs granted under the Plan.
2.5    Adjustment of Shares. If the number or class of outstanding Shares is changed by a stock dividend, extraordinary dividend or distribution (whether in cash, shares, or other property, other than a regular cash dividend), recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off, or similar change in the capital structure of the Company, without consideration, then (a) the number and class of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, including Shares reserved under sub-clauses (a)-(c) of Section 2.1, (b) the Exercise Prices of and number and class of Shares subject to outstanding Options and SARs, (c) the number and class of Shares subject to other outstanding Awards,(d) the maximum number and class of Shares that may be issued as ISOs set forth in Section 2.4 and (e) the maximum number of shares that may be issued to an individual or to a new Employee in any one calendar year set forth in Section 3, will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws, provided that fractions of a Share will not be issued.
If, by reason of an adjustment pursuant to this Section 2.5, a Participant’s Award Agreement or other agreement related to any Award, or the Shares subject to such Award, covers additional or different shares of stock or securities, then such additional or different shares, and the Award Agreement or such other agreement in respect thereof, will be subject to all of the terms, conditions, and restrictions which were applicable to the Award or the Shares subject to such Award prior to such adjustment.

3.ELIGIBILITY. ISOs may be granted only to Employees. All other Awards may be granted to Employees, Consultants, Directors, and Non-Employee Directors, provided that such Consultants, Directors, and Non-Employee Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No Participant will be eligible to receive more than two million (2,000,000) Shares in any calendar year under this Plan pursuant to the grant of Awards except that new Employees (including new Employees who are also officers and directors of the Company or any Parent, Subsidiary or Affiliate of the Company) are eligible to receive up to a maximum of four million (4,000,000) Shares in the calendar year in which they commence their employment.

4.ADMINISTRATION.
4.1    Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms, and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board will establish the terms for the grant of an Award to Non-Employee Directors. The Committee will have the authority to:
a.construe and interpret this Plan, any Award Agreement, and any other agreement or document executed pursuant to this Plan;
b.prescribe, amend, and rescind rules and regulations relating to this Plan or any Award;
c.select persons to receive Awards;
d.determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the Exercise Price, the time or times when Awards may vest and be exercised (which may be based on performance criteria) or settled, any vesting acceleration or waiver of forfeiture restrictions, the method to satisfy tax withholding obligations or any other tax liability legally due, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;
e.determine the number of Shares or other consideration subject to Awards;
f.determine the Fair Market Value in good faith and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;
g.determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent, Subsidiary, or Affiliate;
h.grant waivers of Plan or Award conditions;
i.determine the vesting, exercisability, and payment of Awards;
j.correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;
k.determine whether an Award has been vested and/or earned;
l.determine the terms and conditions of any, and to institute any Exchange Program;
m.reduce or modify any criteria with respect to Performance Factors;
n.adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events, or circumstances to avoid windfalls or hardships;
o.adopt terms and conditions, rules, and/or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States or to qualify Awards for special tax treatment under laws of jurisdictions other than the United States;
p.exercise discretion with respect to Performance Awards;
q.make all other determinations necessary or advisable for the administration of this Plan; and
r.delegate any of the foregoing to a subcommittee or to one or more executive officers pursuant to a specific delegation as permitted by applicable law, including Section 157(c) of the Delaware General Corporation Law.

4.2    Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination will be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement will be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee will be final and binding on the Company and the Participant. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution will be final and binding on the Company and the Participant. To the extent that any provision of this Plan or any Award Agreement is ambiguous as to its exemption or compliance with Code Section 409A, the provision will be read in such a manner so that (i) Awards are treated under this Plan or any Award Agreement so as to be exempt from Section 409A to the maximum permissible extent and, (ii) for any Award, or provision under this Plan or any Award Agreement, where such construction is not tenable, so as to comply with Section 409A to the maximum permissible extent.
4.3    Section 16 of the Exchange Act. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act).
4.4    Documentation. The Award Agreement for a given Award, the Plan, and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.
4.5    Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws and practices in other countries in which the Company, its Subsidiaries, and Affiliates operate or have Employees or other individuals eligible for Awards, the Committee, in its sole discretion, will have the power and authority to: (a) determine which Subsidiaries and Affiliates will be covered by the Plan; (b) determine which individuals outside the United States are eligible to participate in the Plan, which may include individuals who provide services to the Company, Subsidiary or Affiliate under an agreement with a foreign nation or agency; (c) modify the terms and conditions of any Award granted to individuals outside the United States or foreign nationals to comply with applicable foreign laws, policies, customs, and practices; (d) establish subplans and modify exercise procedures, vesting conditions, and other terms and procedures to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications will be attached to this Plan as appendices, if necessary); and (e) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals, provided, however, that no action taken under this Section 4.5 will increase the Share limitations contained in Section 2.1 hereof. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards will be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

5.OPTIONS. An Option is the right but not the obligation to purchase a Share, subject to certain conditions, if applicable. The Committee may grant Options to eligible Employees, Consultants, and Directors and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may vest and be exercised, and all other terms and conditions of the Option, subject to the following terms of this section.
5.1    Option Grant. Each Option granted under this Plan will identify the Option as an ISO or an NSO. An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (a) determine the nature, length, and starting date of any Performance Period for each Option; and (b) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.
5.2    Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Award Agreement will be delivered to the Participant within a reasonable time after the granting of the Option.
5.3    Exercise Period. Options may be vested and exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option, provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4    Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted, provided that: (a) the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant, and (b) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 11 and the Award Agreement and in accordance with any procedures established by the Company.
5.5    Method of Exercise. Any Option granted hereunder will be vested and exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option (and/or via electronic execution through the authorized third-party administrator), and (b) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.5 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
5.6    Termination of Service. If the Participant’s Service terminates for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates no later than three (3) months after the date Participant’s Service terminates (or such shorter or longer time period as may be determined by the Committee, with any exercise beyond three (3) months after the date Participant’s employment terminates deemed to be the exercise of an NSO), but in any event no later than the expiration date of the Options.
a.Death. If the Participant’s Service terminates because of the Participant’s death (or the Participant dies within three (3) months after Participant’s Service terminates other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the date Participant’s Service terminates (or such shorter time period not less than six (6) months or longer time period as may be determined by the Committee), but in any event no later than the expiration date of the Options.
b.Disability. If the Participant’s Service terminates because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the date Participant’s Service terminates (or such shorter time period not less than six (6) months or longer time period as may be determined by the Committee, with any exercise beyond (a) three (3) months after the date Participant’s employment terminates when the termination of Service is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code or (b) twelve (12) months after the date Participant’s employment terminates when the termination of Service is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NSO), but in any event no later than the expiration date of the Options.
c.Cause. Unless otherwise determined by the Committee, if the Participant’s Service terminates for Cause, then Participant’s Options (whether or not vested) will expire on the date of termination of Participant’s Service if the Committee has reasonably determined in good faith that such cessation of Services has resulted in connection with an act or failure to act constituting Cause (or such Participant’s Services could have been terminated for Cause (without regard to the lapsing of any required notice or cure periods in connection therewith) at the time such Participant terminated Service), or at such later time and on such conditions as are determined by the Committee, but in any event no later than the expiration date of the Options. Unless otherwise provided in an employment agreement, Award Agreement, or other applicable agreement, Cause will have the meaning set forth in the Plan.

5.7    Limitations on ISOs. With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NSOs. For purposes of this Section 5.7, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.
5.8    No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended, or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6.RESTRICTED STOCK UNITS. A Restricted Stock Unit (“RSU”) is an award to an eligible Employee, Consultant, or Director covering a number of Shares that may be settled by issuance of those Shares (which may consist of Restricted Stock) or in cash. All RSUs will be made pursuant to an Award Agreement.
6.1    Terms of RSUs. The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU, (b) the time or times during which the RSU may be settled, (c) the consideration to be distributed on settlement, and (d) the effect of the Participant’s termination of Service on each RSU, provided that no RSU will have a term longer than ten (10) years. An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (i) determine the nature, length, and starting date of any Performance Period for the RSU; (ii) select from among the Performance Factors to be used to measure the performance, if any; and (iii) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and Participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.
6.2    Form and Timing of Settlement. Payment of earned RSUs will be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned, provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code to the extent applicable.
6.3    Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

7.RESTRICTED STOCK AWARDS. A Restricted Stock Award is an offer by the Company to sell to an eligible Employee, Consultant, or Director Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject, and all other terms and conditions of the Restricted Stock Award, subject to the Plan.
7.1    Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by an Award Agreement. Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within thirty (30) days, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.
7.2    Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of the Plan, and the Award Agreement and in accordance with any procedures established by the Company.
7.3    Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified period of Service with the Company or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement. Prior to the grant of a Restricted Stock Award, the Committee will: (a) determine the nature, length, and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

7.4    Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

8.STOCK BONUS AWARDS. A Stock Bonus Award is an award to an eligible Employee, Consultant, or Director of Shares for Services to be rendered or for past Services already rendered to the Company or any Parent, Subsidiary, or Affiliate. All Stock Bonus Awards will be made pursuant to an Award Agreement. No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.
8.1    Terms of Stock Bonus Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified period of Service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. Prior to the grant of any Stock Bonus Award the Committee will: (a) determine the nature, length, and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria.
8.2    Form of Payment to Participant. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.
8.3    Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

9.STOCK APPRECIATION RIGHTS. A Stock Appreciation Right (“SAR”) is an award to an eligible Employee, Consultant, or Director that may be settled in cash or Shares (which may consist of Restricted Stock) having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs will be made pursuant to an Award Agreement.
9.1    Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR, (b) the Exercise Price and the time or times during which the SAR may be settled, (c) the consideration to be distributed on settlement of the SAR, and (d) the effect of the Participant’s termination of Service on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted and may not be less than Fair Market Value of the Shares on the date of grant. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (i) determine the nature, length, and starting date of any Performance Period for each SAR; and (ii) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.
9.2    Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The SAR Agreement will set forth the expiration date, provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee). Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.
9.3    Form of Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (a) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price, by (b) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code to the extent applicable.
9.4    Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee).

10.PERFORMANCE AWARDS.
10.1    Types of Performance Awards. A Performance Award is an award to an eligible Employee, Consultant, or Director that is based upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee, and may be settled in cash, Shares (which may consist of, without limitation, Restricted Stock), other property, or any combination thereof. Grants of Performance Awards will be made pursuant to an Award Agreement that cites Section 10 of the Plan.
a.Performance Shares. The Committee may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded, and determine the number of Performance Shares and the terms and conditions of each such Award. Performance Shares will consist of a unit valued by reference to a designated number of Shares, the value of which may be paid to the Participant by delivery of Shares or, if set forth in the instrument evidencing the Award, of such property as the Committee will determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee will determine in its sole discretion.
b.Performance Units. The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded, and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units will consist of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee will determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee.
c.Cash-Settled Performance Awards. The Committee may also grant cash-based Performance Awards to Participants under the terms of this Plan. Such awards will be based on the attainment of performance goals using the Performance Factors within this Plan that are established by the Committee for the relevant performance period.
10.2    Terms of Performance Awards. The Committee will determine, and each Award Agreement will set forth, the terms of each Performance Award including, without limitation: (a) the amount of any cash bonus, (b) the number of Shares deemed subject to an award of Performance Shares, (c) the Performance Factors and Performance Period that will determine the time and extent to which each award of Performance Shares will be settled, (d) the consideration to be distributed on settlement, and (e) the effect of the Participant’s termination of Service on each Performance Award. In establishing Performance Factors and the Performance Period the Committee will: (i) determine the nature, length, and starting date of any Performance Period; (ii) select from among the Performance Factors to be used; and (iii) determine the number of Shares deemed subject to the award of Performance Shares. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant. Prior to settlement the Committee will determine the extent to which Performance Awards have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance goals and other criteria.
10.3    Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee).

11.PAYMENT FOR SHARE PURCHASES. Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where expressly approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):
a.by cancellation of indebtedness of the Company to the Participant;
b.by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;
c.by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent or Subsidiary;
d.by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;
e.by any combination of the foregoing; or
f.by any other method of payment as is permitted by applicable law.
The Committee may limit the availability of any method of payment, to the extent the Committee determines, in its discretion, such limitation is necessary or advisable to comply with applicable law or facilitate the administration of the Plan.

12.GRANTS TO NON-EMPLOYEE DIRECTORS
12.1    General. Non-Employee Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 12 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board.
12.2    Fiscal Year Limitation. No Non-Employee Director may receive Awards under the Plan that, when combined with cash compensation received for service as a Non-Employee Director, exceed $500,000 in value (as described below) in any fiscal year. The value of Awards for purposes of complying with this maximum will be determined as follows: (a) for Options and SARs, grant date fair value will be calculated using the Company’s regular valuation methodology for determining the grant date fair value of Options for reporting purposes, and (b) for all other Awards other than Options and SARs, grant date fair value will be determined by either (i) calculating the product of the Fair Market Value per Share on the date of grant and the aggregate number of Shares subject to the Award, or (ii) calculating the product using an average of the Fair Market Value over a number of trading days and the aggregate number of Shares subject to the Award as determined by the Committee. Awards granted to an individual while he or she was serving in the capacity as an Employee or while he or she was a Consultant but not a Non-Employee Director will not count for purposes of the limitations set forth in this Section 12.2.
12.3    Eligibility. Awards pursuant to this Section 12 will be granted only to Non-Employee Directors. A Non-Employee Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 12.
12.4    Vesting, Exercisability and Settlement. Except as set forth in Section 21, Awards will vest, become exercisable, and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Non-Employee Directors will not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.
12.5    Election to Receive Awards in Lieu of Cash. A Non-Employee Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash or Awards or a combination thereof, if permitted, and as determined, by the Committee. Such Awards will be issued under the Plan. An election under this Section 12.5 will be filed with the Company on the form prescribed by the Company.

13.WITHHOLDING TAXES.
13.1    Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan or a tax event occurs, the Company may require the Participant to remit to the Company, or to the Parent, Subsidiary, or Affiliate, as applicable, employing the Participant an amount sufficient to satisfy applicable U.S. federal, state, local, and international income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax‑related items (the “Tax-Related Items”) legally due from the Participant prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable withholding obligations for Tax-Related Items. Unless otherwise determined by the Committee, the Fair Market Value of the Shares will be determined as of the date that the taxes are required to be withheld and such Shares will be valued based on the value of the actual trade or, if there is none, the Fair Market Value of the Shares as of the previous trading day.
13.2    Stock Withholding. The Committee, or its delegate(s), as permitted by applicable law, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit a Participant to satisfy such Tax Related Items legally due from the Participant, in whole or in part by (without limitation) (a) paying cash, (b) having the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the Tax-Related Items to be withheld, (c) delivering to the Company already-owned shares having a Fair Market Value equal to the Tax-Related Items to be withheld, or (d) withholding from the proceeds of the sale of otherwise deliverable Shares acquired pursuant to an Award either through a voluntary sale or through a mandatory sale arranged by the Company. The Company may withhold or account for these Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory tax rate for the applicable tax jurisdiction, to the extent consistent with applicable laws.

14.TRANSFERABILITY. Unless determined otherwise by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or by domestic relations order to a Permitted Transferee, such Award will contain such additional terms and conditions as the Committee deems appropriate. All Awards will be exercisable: (a) during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative; (b) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees; and (c) in the case of all awards except ISOs, by a Permitted Transferee.

15.PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.
15.1    Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to receive any dividend or other distributions made or paid with respect to Unvested Shares, and any such dividends or other distributions will be accrued and paid only at such time, if any, as such Unvested Shares become vested Shares.
15.2    Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s termination of Service at any time within ninety (90) days (or such longer or shorter time determined by the Committee) after the later of the date Participant’s Service terminates and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.

16.CERTIFICATES. All Shares or other securities whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends, and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state, or foreign securities law, or any rules, regulations, and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted, and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.

17.ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note, provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

18.REPRICING; EXCHANGE AND BUYOUT OF AWARDS. Except in connection with a (i) Corporate Transaction or a (ii) stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or other similar change in the capital structure of the Company, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash or other Awards (including Options or SARs) with an exercise price that is less than the exercise price of the original Option or SAR without prior stockholder approval.

19.SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable U.S. and foreign federal and state securities and exchange control and other laws, rules, and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable and/or (b) completion of any registration or other qualification of such Shares under any state, federal, or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification, or listing requirements of any foreign or state securities laws, exchange control laws, stock exchange, or automated quotation system, and the Company will have no liability for any inability or failure to do so.

20.NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary, or Affiliate or limit in any way the right of the Company or any Parent, Subsidiary, or Affiliate to terminate Participant’s employment or other relationship at any time.

21.CORPORATE TRANSACTIONS.
21.1    Assumption or Replacement of Awards by Successor. In the event of a Corporate Transaction, any or all outstanding Awards shall be:
a.continued (if the Company is the successor entity);
b.assumed or substituted by the successor or acquiring entity, or by a parent or subsidiary of the successor or acquiring entity, for substantially equivalent awards (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), in each case after taking into account appropriate adjustments to the exercise price and the number and nature of shares subject to such Awards as may be necessary or desirable under applicable law and the Code; and/or
c.cancelled for no consideration.
Notwithstanding the foregoing, solely upon a Corporate Transaction in which the successor or acquiring corporation refuses to assume, substitute, convert, or replace Awards, as provided above, Awards (i) may be settled for the Award’s full value (determined without regard to any vesting conditions and in such consideration determined by the Committee) and then cancelled, provided that any such payment may be subject to vesting based on the Participant’s continued service on a vesting schedule not less favorable to the Participant than the original vesting schedule and (ii) if not settled pursuant to the foregoing subsection (i) shall vest and be exercisable in full, as of the consummation of the Corporate Transaction. Unless otherwise provided in the applicable Award Agreement, any Performance Award shall, immediately prior to, and subject to the consummation of, such Corporate Transaction, vest and be exercisable, based on the greater of (x) actual performance through the date of the Corporate Transaction or (y) prorated target performance, with the number of shares based on a fraction, the numerator of which is the number of days elapsed in the applicable performance period through the date of the Corporate Transaction, and the denominator of which is the total number of days in the applicable performance period. In the event an Award vests and becomes exercisable under the preceding sentences, that such Award will be exercisable for a period of time determined by the Committee in its sole discretion. If an Employee is subject to a termination of the Employee’s employment in connection with or following a Corporate Transaction, the Committee, in its discretion, may provide that outstanding Awards shall accelerate and become vested and exercisable as to 100% of the then-unvested shares subject to the Award. Awards need not be treated similarly in a Corporate Transaction and treatment may vary from Award to Award and/or from Participant to Participant.
21.2    Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (a) granting an Award under this Plan in substitution of such other company’s award, or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards will not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in a calendar year.
21.3    Non-Employee Directors’ Awards. Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors will accelerate and such Awards will become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.

22.ADOPTION AND STOCKHOLDER APPROVAL. This Plan will be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.

23.TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the date this Plan is adopted by the Board. This Plan and all Awards granted hereunder will be governed by and construed in accordance with the laws of the State of Delaware (excluding its conflict of laws rules).

24.AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan, provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval, provided further that a Participant’s Award will be governed by the version of this Plan then in effect at the time such Award was granted. No termination or amendment of the Plan will affect any then-outstanding Award unless expressly provided by the Committee. In any event, no termination or amendment of the Plan or any outstanding Award may adversely affect any then outstanding Award without the consent of the Participant, unless such termination or amendment is necessary to comply with applicable law, regulation, or rule.

25.NON-EXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26.INSIDER TRADING POLICY. Each Participant who receives an Award will comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers, and/or Directors of the Company, as well as with any applicable insider trading or market abuse laws to which the Participant may be subject.

27.All Awards Subject to Company Clawback or Recoupment Policy. All Awards, subject to applicable law, will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other service with the Company that is applicable to officers, Employees, Directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.

28.DEFINITIONS. As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:
28.1    “Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company, and (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.
28.2    “Award” means any award under the Plan, including any Option, Performance Award, Restricted Stock, Stock Bonus, Stock Appreciation Right, or Restricted Stock Unit.
28.3    “Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, and country-specific appendix thereto for grants to non-U.S. Participants, which will be in substantially a form (which need not be the same for each Participant) that the Committee (or in the case of Award agreements that are not used for Insiders, the Committee’s delegate(s)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.
28.4    “Board” means the Board of Directors of the Company.
28.5    “Cause” means (i) Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time as provided in Section 20 above, and the term “Company” will be interpreted to include any Subsidiary or Parent, as appropriate. Notwithstanding the foregoing, the foregoing definition of “Cause” may, in part or in whole, be modified or replaced in each individual employment agreement, Award Agreement, or other applicable agreement with any Participant, provided that such document supersedes the definition provided in this Section 28.5.
28.6    “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
28.7    “Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.
28.8    “Common Stock” means the common stock of the Company.
28.9    “Company” means Model N, Inc., a Delaware corporation, or any successor corporation.
28.10    “Consultant” means any natural person, including an advisor or independent contractor, engaged by the Company or a Parent, Subsidiary, or Affiliate to render services to such entity.
28.11    “Corporate Transaction” means the occurrence of any of the following events: (a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities, provided, however, that for purposes of this subclause (a) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Corporate Transaction; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (c) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (d) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of capital stock of the Company), or (e) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (e), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Corporate Transaction. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of a Corporate Transaction, such amount will become payable only if the event constituting a Corporate Transaction would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.
28.12    “Director” means a member of the Board.
28.13    “Disability” means in the case of incentive stock options, total and permanent disability as defined in Section 22(e)(3) of the Code and in the case of other Awards, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
28.14    “Effective Date” means the date the Plan is approved by the stockholders of the Company which shall be within twelve (12) months of the approval of the Plan by the Board.
28.15    “Employee” means any person, including officers and Directors, providing services as an employee to the Company or any Parent, Subsidiary, or Affiliate. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
28.16    “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
28.17    “Exchange Program” means a program pursuant to which outstanding Awards are surrendered, cancelled, or exchanged for cash, the same type of Award, or a different Award (or combination thereof).
28.18    “Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.

28.19    “Fair Market Value” means, as of any date, the value of a Share, determined as follows:
a.if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable;
b.if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable;
c.in the case of an Option or SAR grant made on the IPO Registration Date, the price per share at which Shares are initially offered for sale to the public by the Company’s underwriters in the initial public offering of Shares as set forth in the Company’s final prospectus included within the registration statement on Form S-1 filed with the SEC under the Securities Act; or
d.by the Board or the Committee in good faith.
28.20    “Insider” means an officer or Director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.
28.21    “IPO Registration Date” means the date on which the Company’s registration statement on Form S-1 in connection with its initial public offering of common stock is declared effective by the SEC under the Securities Act.
28.22    “IRS” means the United States Internal Revenue Service.
28.23    “Non-Employee Director” means a Director who is not an Employee of the Company or any Parent, Subsidiary, or Affiliate.
28.24    “Option” means an award of an option to purchase Shares pursuant to Section 5.
28.25    “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
28.26    “Participant” means a person who holds an Award under this Plan.
28.27    “Performance Award” means an Award as defined in Section 10 and granted under the Plan, the payment of which is contingent upon achieving certain performance goals established by the Committee.
28.28    “Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:
a.profit before tax;
b.billings;
c.revenue;
d.net revenue;
e.earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings, stock-based compensation expenses, depreciation, and amortization);
f.operating income;
g.operating margin;
h.operating profit;
i.controllable operating profit or net operating profit;
j.net profit;
k.gross margin;
l.operating expenses or operating expenses as a percentage of revenue;
m. net income;

n.earnings per share;
o.total stockholder return;
p.market share;
q.return on assets or net assets;
r.the Company’s stock price;
s.growth in stockholder value relative to a pre-determined index;
t.return on equity;
u.return on invested capital;
v.cash flow (including free cash flow or operating cash flows);
w.cash conversion cycle;
x.economic value added;
y.individual confidential business objectives;
z.contract awards or backlog;
aa.overhead or other expense reduction;
ab.credit rating;
ac.strategic plan development and implementation;
ad.succession plan development and implementation;
ae.improvement in workforce diversity;
af.customer indicators and/or satisfaction;
ag.new product invention or innovation;
ah.attainment of research and development milestones;
ai.improvements in productivity;
aj.bookings;
ak.attainment of objective operating goals and employee metrics;
al.sales;
am.expenses;
an.balance of cash, cash equivalents, and marketable securities;
ao.completion of an identified special project;
ap.completion of a joint venture or other corporate transaction;
aq.employee satisfaction and/or retention;
ar.research and development expenses;
as.working capital targets and changes in working capital; and
at.any other metric that is capable of measurement as determined by the Committee.
The Committee may provide for one or more equitable adjustments to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant, such as but not limited to, adjustments in recognition of unusual or non-recurring items such as acquisition related activities or changes in applicable accounting rules. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.
28.29    “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Factors will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.

28.30    “Performance Share” means an Award as defined in Section 10 and granted under the Plan, the payment of which is contingent upon achieving certain performance goals established by the Committee.
28.31    “Performance Unit” means an Award as defined in Section 10 and granted under the Plan, the payment of which is contingent upon achieving certain performance goals established by the Committee.
28.32    “Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.
28.33    “Plan” means this Model N, Inc. 2021 Equity Incentive Plan.
28.34    “Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.
28.35    “Restricted Stock Award” means an Award as defined in Section 7 and granted under the Plan, or issued pursuant to the early exercise of an Option.
28.36    “Restricted Stock Unit” means an Award as defined in Section 6 and granted under the Plan.
28.37    “SEC” means the United States Securities and Exchange Commission.
28.38    “Securities Act” means the United States Securities Act of 1933, as amended.
28.39    “Service” will mean service as an Employee, Consultant, Director, or Non-Employee Director, to the Company or a Parent, Subsidiary, or Affiliate, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. An Employee will not be deemed to have ceased to provide Service in the case of any leave of absence approved by the Company. Notwithstanding anything to the contrary, an Employee will not be deemed to have ceased to provide Service if a formal policy adopted from time to time by the Company and issued and promulgated to employees in writing provides otherwise. In the case of any Employee on an approved leave of absence or a reduction in hours worked (for illustrative purposes only, a change in schedule from that of full-time to part-time), the Committee may make such provisions respecting suspension or modification of vesting of the Award while on leave from the employ of the Company or a Parent, Subsidiary, or Affiliate or during such change in working hours as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. An employee will have terminated employment as of the date he or she ceases to provide Service (regardless of whether the termination is in breach of local employment laws or is later found to be invalid) and employment will not be extended by any notice period or garden leave mandated by local law, provided, however, that a change in status from an Employee to a Consultant or Non-Employee Director (or vice versa) will not terminate the Participant’s Service, unless determined by the Committee, in its discretion. The Committee will have sole discretion to determine whether a Participant has ceased to provide Service and the effective date on which the Participant ceased to provide Service.
28.40    “Shares” means shares of the Common Stock and the common stock of any successor entity of the Company.
28.41    “Stock Appreciation Right” means an Award defined in Section 9 and granted under the Plan.
28.42    “Stock Bonus” means an Award defined in Section 8 and granted under the Plan.
28.43    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
28.44    “Treasury Regulations” means regulations promulgated by the United States Treasury Department.
28.45    “Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

ANNEX A
NON-GAAP FINANCIAL MEASURES
We have provided in this proxy statement financial information that has not been prepared in accordance with accounting standards generally accepted in the United States of America (“GAAP”). We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below.
A reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this Annex A.
Our reported results include certain non-GAAP financial measures, including non-GAAP gross profit, non-GAAP gross margin, non-GAAP subscription gross profit, non-GAAP subscription gross margin, non-GAAP income from operations, non-GAAP net income, non-GAAP net income per share, adjusted EBITDA, and free cash flow. Non-GAAP gross profit excludes stock-based compensation expenses, and amortization of intangible assets as they are often excluded by other companies to help investors understand the operational performance of their business. Non-GAAP income from operations excludes stock-based compensation expense, amortization of intangible assets, acquisition-related expense, and deferred revenue adjustments. Non-GAAP net income excludes stock-based compensation expense, amortization of intangible assets, acquisition-related expense, and amortization of debt discount and issuance costs. Additionally, stock-based compensation expense varies from period to period and from company to company due to such things as valuation methodologies and changes in stock price. Adjusted EBITDA is defined as net loss, adjusted for depreciation and amortization, stock-based compensation expense, acquisition-related expense, deferred revenue adjustment, interest expense, net, other (income) expenses, net, and provision for income taxes. Free cash flow is defined as net cash provided by operating activities less cash used for purchase of property plant and equipment. Reconciliation tables are provided in this Annex A.

Model N, Inc.
Reconciliation of GAAP to Non-GAAP Operating Results
(in thousands, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2022	2021
Reconciliation from GAAP net loss to adjusted EBITDA
GAAP net loss	$(8,112)	$(6,069)	$(28,635)	$(29,737)
Reversal of non-GAAP items
Stock-based compensation expense	10,867	8,113	36,054	29,963
Depreciation and amortization	2,266	2,232	8,991	7,972
Acquisition-related expense	—	—	—	2,509
Interest expense, net	3,344	3,699	14,762	14,344
Other expenses (income), net	(277)	35	(558)	210
Provision for (benefit from) income taxes	131	(71)	1,475	769
Adjusted EBITDA	$8,219	$7,939	$32,089	$26,030

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2022	2021
Reconciliation from GAAP gross profit to non-GAAP gross profit
GAAP gross profit	$32,560	$28,776	$122,044	$106,797
Reversal of non-GAAP expenses
Stock-based compensation (a)	2,972	2,230	8,961	7,690
Amortization of intangible assets (b)	709	709	2,837	2,409
Non-GAAP gross profit	$36,241	$31,715	$133,842	$116,896
Non-GAAP gross margin	62.3%	61.6%	61.1%	60.4%

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2022	2021
Reconciliation from GAAP subscription gross profit to non-GAAP subscription gross profit
GAAP subscription gross profit	$27,621	$24,756	$101,257	$92,515
Reversal of non-GAAP expenses
Stock-based compensation (a)	1,585	1,114	4,887	3,658
Amortization of intangible assets (b)	709	709	2,837	2,409
Non-GAAP subscription gross profit	$29,915	$26,579	$108,981	$98,582
Non-GAAP subscription gross margin	69.8%	69.6%	68.2%	69.2%

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2022	2021
Reconciliation from GAAP professional services gross profit to non-GAAP professional services gross profit
GAAP professional services gross profit	$4,939	$4,020	$20,787	$14,282
Reversal of non-GAAP expenses
Stock-based compensation (a)	1,387	1,116	4,074	4,032
Non-GAAP professional services gross profit	$6,326	$5,136	$24,861	$18,314
Non-GAAP professional services gross margin	41.4%	38.6%	41.9%	35.9%

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2022	2021
Reconciliation from GAAP operating income (loss) to non-GAAP operating income
GAAP operating income (loss)	$(4,914)	$(2,406)	$(12,955)	$(14,414)
Reversal of non-GAAP expenses
Stock-based compensation (a)	10,867	8,113	36,054	29,963
Amortization of intangible assets (b)	2,008	2,008	8,032	7,196
Acquisition-related expense (c)	—	—	—	2,509
Non-GAAP operating income	$7,961	$7,715	$31,131	$25,254

Numerator
Reconciliation between GAAP net loss and non-GAAP net income
GAAP net loss	$(8,112)	$(6,069)	$(28,635)	$(29,737)
Reversal of non-GAAP expenses
Stock-based compensation (a)	10,867	8,113	36,054	29,963
Amortization of intangible assets (b)	2,008	2,008	8,032	7,196
Acquisition-related expense (c)	—	—	—	$2,509
Amortization of debt discount and issuance costs (d)	2,905	2,577	11,115	9,863
Non-GAAP net income	$7,668	$6,629	$26,566	$19,794

Denominator
Reconciliation between GAAP and non-GAAP net income (loss) per share
Shares used in computing GAAP net loss per share:
Basic	37,199	35,921	36,744	35,461
Diluted	37,199	35,921	36,744	35,461
Shares used in computing non-GAAP net income per share
Basic	37,199	35,921	36,744	35,461
Diluted	37,488	36,745	36,996	36,542
GAAP net loss per share
Basic and diluted	(0.22)	(0.17)	(0.78)	(0.84)
Non-GAAP net income per share
Basic	0.21	0.18	0.72	0.56
Diluted	0.20	0.18	0.72	0.54

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2022	2021
Amortization of intangibles assets recorded in the statements of operations
Cost of revenues
Subscription	$709	$709	$2,837	$2,409
Professional services	—	—		—
Total amortization of intangibles assets in cost of revenue (b)	709	709	2,837	2,409
Operating expenses
Research and development	—	—	—	—
Sales and marketing	1,299	1,299	5,195	4,787
General and administrative	—	—	—	—
Total amortization of intangibles assets in operating expense (b)	1,299	1,299	5,195	4,787
Total amortization of intangibles assets (b)	$2,008	$2,008	$8,032	$7,196

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2022	2021
Stock-based compensation recorded in the statements of operations
Cost of revenues
Subscription	$1,585	$1,114	$4,887	$3,658
Professional services	1,387	1,116	4,074	4,032
Total stock-based compensation in cost of revenue (a)	2,972	2,230	8,961	7,690
Operating expenses
Research and development	2,039	1,531	6,655	6,051
Sales and marketing	2,467	1,930	8,138	7,541
General and administrative	3,389	2,422	12,300	8,681
Total stock-based compensation in operating expense (a)	7,895	5,883	27,093	22,273
Total stock-based compensation (a)	$10,867	$8,113	$36,054	$29,963

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2022	2021
Free cash flow
Net cash provided by operating activities	$7,954	$9,900	$25,287	$19,590
Purchase of property and equipment	(507)	(213)	(993)	(1,055)
Free Cash Flow	$7,447	$9,687	$24,294	$18,535

Use of Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements presented on a GAAP basis, we use non-GAAP measures of adjusted EBITDA, gross profit, gross margin, income from operations, net income, weighted average shares outstanding and net income per share, which are adjusted to exclude stock-based compensation expense, amortization of intangible assets, acquisition-related expense, and amortization of debt discount and issuance costs and include dilutive shares where applicable. We believe these adjustments are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of our underlying operating results and trends and our marketplace performance. The non-GAAP results are an indication of our baseline performance that are considered by management for the purpose of making operational decisions. In addition, these non-GAAP results are the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for operating loss, net loss or basic and diluted net loss per share prepared in accordance with generally accepted accounting principles in the United States. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and are subject to limitations.
While a large component of our expenses incurred in certain periods, we believe investors may want to exclude the effects of these items in order to compare our financial performance with that of other companies and between time periods:
(a)Stock-based compensation is a non-cash expense accounted for in accordance with FASB ASC Topic 718. We believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies.
(b)Amortization of intangible assets resulted principally from acquisitions. Intangible asset amortization is a non-cash item. As such, we believe exclusion of these expenses provides for a better comparison of our operating results to prior periods and to our peer companies.
(c)Acquisition-related expense. Acquisition-related expense is incurred in connection with the acquisition and is non-recurring. As such, we believe that exclusion of these acquisition-related expense provides for a better comparison of our operation results to prior periods and to our peer companies.
(d)Amortization of debt discount and issuance costs. Amortization of debt discount and issuance costs is a non-cash item. As such, we believe exclusion of these expenses provides for a better comparison of our operating results to prior periods and to our peer companies.

ANNUAL MEETING OF STOCKHOLDERS OF

MODEL N, INC.

February 16, 2023

GO GREEN

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement and proxy card are available at
https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/ViewMaterial?CoNumber=18179

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20330303000000000000 7 021623

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Class I Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Tim Adams
- ○ Manisha Shetty Gulati
- ○ Scott Reese

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. **If no direction is made, this proxy will be voted "FOR ALL NOMINEES" in Proposal 1 and "FOR" Proposals 2, 3 and 4.**

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

MODEL N, INC.

Proxy for Annual Meeting of Stockholders on February 16, 2023

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jason Blessing and John Ederer as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Model N, Inc. held of record by the undersigned at the close of business on December 21, 2022 at the Annual Meeting of Stockholders to be held February 16, 2023 at 11:30 a.m. Pacific Time via live webcast at https://web.lumiagm.com/291527551 (password: Modn2023), and at any adjournment thereof.

(Continued and to be signed on the reverse side)

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